 Filed Pursuant to Rule 424(b)(3)
Registration No. 333-176381

Prospectus
Alamo Energy Corp.

Up to 11,575,000 Shares of Common Stock

This prospectus relates to the sale by the selling shareholders identified in this prospectus of up to 11,575,000 shares of our $0.001 par value common stock, which includes: (i) 2,995,000 shares of our common stock held by a selling shareholder; (ii) 4,000,000 shares issuable upon conversion of convertible promissory notes (“Eurasian First Notes”); (iii) 1,720,000 shares issuable upon the conversion of convertible promissory notes adjusting the conversion price to $0.50 per share (“Eurasian Second Notes”); (iv) 2,000,000 shares issuable upon the exercise of warrants with an exercise price of $1.00 per share (“Eurasian First Warrants”); and (v) 860,000 shares issuable upon the exercise of warrants with an exercise price of $1.25 per share (“Eurasian Second Warrants”).

All of these shares of our common stock are being offered for resale by the selling shareholders.

The selling shareholders may offer all or part of their shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of these shares by the selling shareholders. However, we will receive proceeds from the exercise of the warrants if they are exercised for cash by the selling shareholders.

We will bear all costs relating to the registration of these shares of our common stock, other than any selling shareholders’ legal or accounting costs or commissions.

Our common stock is quoted on the OTCQB under the symbol "ALME". As of September 13, 2012, the last reported sale price of our common stock on the OTCQB was $0.015 per share. We will not receive any of the proceeds from the sale of those shares being offered by the selling shareholders, except the proceeds, if any, from the exercise of warrants held by selling shareholders.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on Page 4 for factors to be considered before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 14, 2012.

We have not authorized anyone to provide you with information different from that contained in this prospectus.  The selling shareholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby.

In this prospectus, when we to refer to Alamo Energy Corp., we use the terms “Alamo Energy” “we,” “our” and “us” when we do not need to distinguish among these entities or their predecessors or when any distinction is clear from the context.

       PROSPECTUS SUMMARY

You should read this summary together with the entire prospectus, including the more detailed information in our financial statements and related notes appearing elsewhere in this prospectus.

Our Business

Our principal business address is 10575 Katy Freeway, Suite 300, Houston, Texas, 77024.  Our telephone number is (832) 436-1832.

We were incorporated in the State of Nevada on March 29, 2006 as Green Irons Holdings Corp. to conduct a business in the golfing industry. On November 18, 2009, we completed the purchase of certain oil and gas assets from Alamo Oil Limited, a United Kingdom corporation. As a result of the asset purchase transaction, we changed management, entered the oil and gas business, and ceased all activity in our former business.

We are an oil and gas company led by an experienced management team and focused on exploration, production and development of oil and natural gas within North America and the United Kingdom. Our business plan is to acquire oil and gas properties for exploration, appraisal and development with the intent to bring the projects to feasibility at which time we will either contract out the operations or joint venture the project with qualified interested parties.  Our main priority will be given to projects with near term cash flow potential, although consideration will be given to projects that may not be as advanced from a technical standpoint but demonstrate the potential for significant upside.

In the United States, we have focused on the Appalachian Basin with an operation base in Gray, Kentucky.  We are the operator of our wells in Knox County, Kentucky. We also own working interests in properties located in Texas and West Virginia where we are not the operator.  In the United Kingdom, we have focused on the Weald Basin in South England.  We currently have proved reserves in the States of Texas, Kentucky and West Virginia.

Summary Financial Information

The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this prospectus.  We have prepared our financial statements contained in this prospectus in accordance with accounting principles generally accepted in the United States. All information should be considered in conjunction with our financial statements and the notes contained elsewhere in this prospectus.

Income Statement	For the Year Ended April 30, 2012	For the Year Ended April 30, 2011
	$	$
Oil Revenues	704,938	251,337
Total Expenses	2,008,489	901,256
Operating Loss	(1,303,551)	(649,919)
Net Loss	(2,962,475)	(1,804,169)
Net Loss Per Share	(0.05)	(0.04)

Balance Sheet	April 30, 2012	April 30, 2011
	$	$
Cash	80.903	45,098
Total Current Assets	130,123	154,901
Total Assets	8,515,457	8,248,825
Current Liabilities	2,364,726	433,175
Total Liabilities	3,140,010	1,592,835
Total Stockholders' Equity (Deficit)	5,375,447	6,655,990

The Offering:
The selling shareholders want to sell up to 11,575,000 shares of our $0.001 par value common stock, which includes: (i) 2,995,000 shares of our common stock; (ii) 4,000,000 shares issuable upon conversion of the Eurasian First Notes; (iii) 1,720,000 shares issuable upon the conversion of the Eurasian Second Notes; (iv) 2,000,000 shares issuable upon the exercise of the Eurasian First Warrants; and (v) 860,000 shares issuable upon the exercise of the Eurasian Second Warrants.  All of these shares of our common stock are being offered for resale by the selling shareholders.

Offering Price:
The selling shareholders may offer all or part of their shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

Use of Proceeds:
We will not receive any of the proceeds from the sale of those shares being offered by the selling shareholders except the proceeds, if any, from the exercise of warrants held by selling shareholders, which could total $3,075,000.

Trading:	Our common stock is traded on the OTCQB under the symbol “ALME.”

RISK FACTORS

Before you invest in our common stock by purchasing shares from a selling stockholder named in this prospectus, you should be aware that there are various risks involved in investing in our common stock. You should consider carefully these risk factors, together with all of the other information included in this prospectus and in the periodic reports we have filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, before you decide to purchase any shares of our common stock. A purchase of our common stock is speculative in nature and involves a lot of risks. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. Any person who cannot afford the loss of his or her entire purchase price for the offered shares should not purchase the offered shares because such a purchase is highly speculative. Purchasers of the offered shares may not realize any return on their purchase of the offered shares. Purchasers may lose their investments in us completely.

Risks Related to our Business:

Since we have a limited operating history in our current line of business, it is difficult for potential investors to evaluate our business.

We entered the oil and gas business in November 2009. Our limited operating history makes it difficult for potential investors to evaluate our business or prospective operations. Since our formation, we have generated only limited and sporadic revenues. As an early stage company, we are subject to all the risks inherent in the financing, expenditures, operations, complications and delays inherent in a new business. Accordingly, our business and success faces risks from uncertainties faced by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We have a history of net losses which will continue and which may negatively impact our ability to achieve our business objectives.

For the period from inception (September 1, 2009) to April 30, 2012, we had oil and gas revenues of $1,021,706 and a net loss of $5,268,905. We cannot guaranty that our future operations will result in net income. We may not ever be able to operate profitability on a quarterly or annual basis in the future. Our failure to increase our revenues will harm our business. If our revenues grow more slowly than we anticipate or our operating expenses exceed our expectations, our operating results will suffer.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

In their report dated August 10, 2012, our current independent registered public accounting firm stated that our financial statements for the year ended April 30, 2012, were prepared assuming that we would continue as a going concern, and that they have substantial doubt about our ability to continue as a going concern. Our auditors’ doubts are based on our ability to obtain sufficient working capital to fund future operations. If we are unable to raise additional capital, our efforts to continue as a going concern may not prove successful.

We will need additional financing to execute our business plan.

The revenues from our current operations are not sufficient to support our operating costs and anticipated drilling programs. We will need substantial additional funds to:

•	effectuate our business plan;
•	fund the acquisition, exploration, development and production of oil and natural gas in the future;
•	fund future drilling programs; and
•	hire and retain key employees.

We may seek additional funds through public or private equity or debt financing, via strategic transactions, and/or from other sources. There are no assurances that future funding will be available on favorable terms or at all.  If additional funding is not obtained, we may need to reduce, defer or cancel drilling programs, planned initiatives, or overhead expenditures to the extent necessary.  The failure to fund our operating and capital requirements could have a material adverse effect on our business, financial condition and results of operations.

Our exploration appraisal and development activities are subject to many risks which may affect our ability to profitably extract oil reserves or achieve targeted returns.  In addition, continued growth requires that we acquire and successfully develop additional oil reserves.

Oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may negatively affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-ins of connected wells resulting from extreme weather conditions, insufficient storage or transportation capacity or other geological and mechanical conditions. While diligent well supervision and effective maintenance operations can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to negatively affect revenue and cash flow levels to varying degrees.

Our commercial success depends on our ability to find, acquire, develop and commercially produce oil and natural gas reserves.

Without the continual addition of new reserves, any existing reserves and the production therefrom will decline over time as such existing reserves are depleted. A future increase in our reserves will depend not only on our ability to explore and develop any properties we may have from time to time, but also on our ability to select and acquire suitable producing properties or prospects. We cannot guaranty that we will be able to continue to locate satisfactory properties for acquisition or participation.  Moreover, if such acquisitions or participations are identified, we may determine that current markets, terms of acquisition and participation or pricing conditions make such acquisitions or participations economically disadvantageous.  We cannot guaranty that commercial quantities of oil will be discovered or acquired by us.

Our oil and gas operations are subject to operating hazards that may increase our operating costs to prevent such hazards, or may materially affect our operating results if any of such hazards were to occur.

Oil and natural gas exploration, development and production operations are subject to all the risks and hazards typically associated with such operations, including hazards such as fire, explosion, blowouts, cratering, unplanned gas releases and spills, each of which could result in substantial damage to our wells, production facilities, other property and the environment or in personal injury. Oil and gas production operations are also subject to all the risks typically associated with such operations, including encountering unexpected formations or pressures, premature decline of reservoirs and the invasion of water into hydrocarbon producing formations. Losses resulting from the occurrence of any of these risks could negatively affect our results of operations, liquidity and financial condition.

To date, we have generated limited revenues from production of our oil lease interests.  The acquisition of the KYTX properties substantially increased our reserve base and future revenue stream. Our oil and gas exploration and development activities are focused on the exploration and development of our properties which are higher-risk ventures with uncertain prospects for success.  In addition, we will not have earnings to support our activities should the wells drilled or properties acquired prove not to be commercially viable.  We cannot guaranty that commercial quantities of oil and gas will be successfully produced as a result of our exploration and development efforts.  Further there is no guarantee that we will generate sufficient revenues from current production.

Our exploration and development activities will depend in part on the evaluation of data obtained through geophysical testing and geological analysis, as well as test drilling activity.

The results of geophysical testing and geological analysis are subjective, and we cannot guaranty that the exploration and development activities we conduct based on positive analysis will produce oil or gas in commercial quantities or costs.  As we perform developmental and exploratory activities, further data required for evaluation of our oil and gas interests will become available.  The exploration and development activities that will be undertaken by us are subject to greater risks than those associated with the acquisition and ownership of producing properties.  The drilling of development wells, although generally consisting of drilling to reservoirs believed to be productive, may result in dry holes or a failure to produce oil or gas in commercial quantities.  Moreover, any drilling of exploratory wells is subject to significant risk of dry holes.

If we are unable to successfully compete with the large number of oil and natural gas producers in our industry, we may not be able to achieve profitable operations.

Oil and natural gas exploration is intensely competitive in all its phases and involves a high degree of risk.  We compete with numerous other participants in the search for and the acquisition of oil and natural gas properties and in the marketing of oil and natural gas.  Our competitors include energy companies that have substantially greater financial resources, staff and facilities than us. Our ability to establish additional reserves in the future will depend not only on our ability to explore and develop our existing properties, but also on our ability to select and acquire suitable producing properties or prospects for exploratory drilling.  Competitive factors in the distribution and marketing of oil and natural gas include price and methods and reliability of delivery.  Competition may also be presented by alternate fuel sources.

We are subject to various regulatory requirements, including environmental regulations, and may incur substantial costs to comply and remain in compliance with those requirements.

Our operations in the United States are subject to regulation at the federal, state and local levels, including regulation relating to matters such as the exploration for and the development, production, marketing, pricing, transmission and storage of oil and gas, as well as environmental and safety matters.  Failure to comply with applicable regulations could result in fines or penalties being owed to third parties or governmental entities, the payment of which could negatively impact our financial condition or results of operations.  Our operations are subject to significant laws and regulations, which may negatively affect our ability to conduct business or increase our costs.  Extensive federal, state and local laws and regulations relating to health and environmental quality in the United States affect nearly all of our operations.  These laws and regulations set various standards regulating various aspects of health and environmental quality, provide for penalties and other liabilities for the violation of these standards, and in some circumstances, establish obligations to remediate current and former facilities and off-site locations.

Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of the applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such discharge. No assurance can be given that environmental laws will not result in a curtailment of production or a material increase in the costs of production, development or exploration activities or otherwise adversely impact our financial condition, results of operations or prospects.  We could incur significant liability for damages, clean-up costs and/or penalties in the event of discharges into the environment, environmental damage caused by us or previous owners of our property or non-compliance with environmental laws or regulations. In addition to actions brought by governmental agencies, we could face actions brought by private parties or citizens groups.

Moreover, we cannot predict what legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered, enforced or made more stringent. Compliance with more stringent laws or regulations, or more vigorous enforcement policies of the regulatory agencies, could require us to make material expenditures for the installation and operation of systems and equipment for remedial measures, all of which could have a material adverse effect on our financial condition or results of operations.

Our ability to successfully market and sell oil and natural gas is subject to a number of factors that are beyond our control, and that may adversely impact our ability to produce and sell hydrocarbons, or to achieve profitability.

The marketability and price of oil and natural gas that may be acquired or discovered by us will be affected by numerous factors beyond our control.  Our ability to market our oil and natural gas may depend upon our ability to acquire space on pipelines that deliver hydrocarbons to commercial markets. We may be affected by deliverability uncertainties related to the proximity of our reserves to pipelines and processing facilities, by operational problems with such pipelines and facilities, and by government regulation relating to price, taxes, royalties, land tenure, allowable production, the export of oil and gas and by many other aspects of the oil and gas business.

Our revenues, profitability and future growth and the carrying value of our oil and gas properties are substantially dependent on prevailing prices of oil and natural gas. Our ability to borrow and to obtain additional capital on attractive terms is also substantially dependent upon oil and natural gas prices. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors beyond our control. These factors include economic conditions, in the United States and Canada, the actions of the Organization of Petroleum Exporting Countries, governmental regulation, political stability in the Middle East and elsewhere, the foreign supply of oil, the price of foreign imports and the availability of alternative fuel sources. Any substantial and extended decline in the price of oil and natural gas would have an adverse effect on our borrowing capacity, revenues, profitability and cash flows from operations.

Volatile commodity prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

Natural gas prices have declined substantially in the last year, and are expected to remain depressed for the foreseeable future. Sustained depressed prices of natural gas will adversely affect our assets, development plans, results of operations and financial position, perhaps materially.

Natural gas prices have declined during the past fiscal year 2012. The reduction in prices has been caused by many factors, including recent increases in gas production from non-conventional (shale) reserves, warmer than normal weather and high levels of natural gas in storage.  If prices for natural gas remain depressed for long periods, we may be required to write down the value of our oil and gas properties and/or revise our development plans which may cause certain of our undeveloped well locations to no longer be deemed to be proved. In addition, sustained low prices for natural gas will reduce the amounts we would otherwise have available for our operational costs, expenses and to service our indebtedness.

We cannot guarantee that title to our properties does not contain a defect that may materially affect our interest in those properties.

It is our practice in acquiring significant oil and gas leases or interest in oil and gas leases to retain lawyers to fully examine the title to the interest under the lease.  In the case of minor acquisitions, we rely upon the judgment of oil lease brokers or landmen who do the field work in examining records in the appropriate governmental office before attempting to place under lease a specific interest. We believe that this practice is widely followed in the energy industry. Nevertheless, there may be title defects which affect lands comprising a portion of our properties which may adversely affect us.

Our properties are held in the form of leases and working interests in operating agreements and leases. If the specific requirements of such licenses, leases and working interests are not met, the instrument may terminate or expire.

All of our properties are held under interests in oil and gas leases and working interests in operating agreements and leases. If we fail to meet the specific requirements of each lease or working interest, especially future drilling and production requirements, the lease may be terminated or otherwise expire. We cannot be assured that we will be able to meet our obligations under each lease and working interest. The termination or expiration of our working interest relating to any lease would harm our business, financial condition and results of operations.

We have substantial capital requirements that, if not met, may hinder our operations.

We anticipate that we will make substantial capital expenditures for the acquisition, exploration, development and production of oil and natural gas in the future and for future drilling programs. If we have insufficient revenues, we may have limited ability to expend the capital necessary to undertake or complete future drilling programs. There can be no assurance that debt or equity financing, or cash generated by operations will be available or sufficient to meet these requirements or for other corporate purposes, or if debt or equity financing is available, that it will be on terms acceptable to us. Moreover, future activities may require us to alter our capitalization significantly. Our inability to access sufficient capital for our operations could have a material adverse effect on our financial condition, results of operations or prospects.

Additional capital may be costly or difficult to obtain.

Additional capital, whether through the offering of equity or debt securities, may not be available on reasonable terms or at all, especially in light of the recent downturn in the economy and dislocations in the credit and capital markets. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business and, further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.  We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Because we are small and have limited access to additional capital, we may have to limit our exploration activity, which may result in a loss of investment.

We have a small asset base and limited access to additional capital. Accordingly, we must limit our exploration activity. As such, we may not be able to complete an exploration program that is as thorough as our management would like. In that event, existing reserves may go undiscovered. Without finding reserves, we cannot generate revenues and investors may lose their investment.

Our reserve estimates are subject to numerous uncertainties and may be inaccurate.

We currently have proved reserves in Kentucky, Texas and West Virginia. We rely on an independent third party petroleum engineering firm, Nova Resource, Inc., to calculate those reserve estimates.  There are numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and cash flows to be derived therefrom, including many factors beyond our control. In general, estimates of economically recoverable oil and gas reserves and the future net cash flows therefrom are based upon a number of variable factors and assumptions, such as historical production from the properties, production rates, ultimate reserve recovery, timing and amount of capital expenditures, marketability our products, royalty rates, the assumed effects of regulation by governmental agencies and future operating costs, all of which may vary from actual results. All such estimates are to some degree speculative, and classifications of reserves are only attempts to define the degree of speculation involved. For those reasons, estimates of the economically recoverable reserves attributable to any particular group of properties, classification of such reserves based on risk of recovery and estimates of future net revenues expected therefrom prepared by different engineers, or by the same engineers at different times, may vary. Our actual production, revenues, taxes and development and operating expenditures with respect to our reserves will vary from estimates thereof and such variations could be material.

Estimates of proved or unproved reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history and production practices will result in variations in the estimated reserves and such variations could be material.

Failure to generate increased revenues from the KYTX properties and other interests could hinder our ability to expand and to continue our current operations.

Unless we generate increased revenues from the KYTX properties and other interests, or obtain additional funding, we may not be able to implement our business plan, or continue or expand our current operations.  Although, we had cash of $80,903 on hand, as of April 30, 2012, we estimate that the cash will not be sufficient for us to continue and expand our current operations for the next twelve months.  Therefore, failure to generate increased revenues from the KYTX properties and other interests and failure to obtain additional funding could deter our ability to continue our existing operations.

Current global financial conditions have been characterized by increased volatility which could negatively impact on our business, prospects, liquidity and financial condition.

Current global financial conditions and recent market events have been characterized by increased volatility and the resulting tightening of the credit and capital markets has reduced the amount of available liquidity and overall economic activity. We cannot guaranty that debt or equity financing, the ability to borrow funds or cash generated by operations will be available or sufficient to meet or satisfy our initiatives, objectives or requirements. Our inability to access sufficient amounts of capital on terms acceptable to us for our operations will negatively impact our business, prospects, liquidity and financial condition.

The potential profitability of oil and gas properties depends upon factors beyond our control.

The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our financial performance. In addition, a productive well may become uneconomic in the event that water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. These factors cannot be accurately predicted and the combination of these factors may result in us not receiving an adequate return on invested capital.

The loss or unavailability of our key personnel for an extended period of time could adversely affect our business operations and prospects.

Our success depends in large measure on certain key personnel, including Allan Millmaker, our Chief Executive Officer. The loss of the services of Mr. Millmaker could significantly hinder our operations.  Although we are looking into acquiring key person insurance, we do not currently have such insurance in effect for Mr. Millmaker. In addition, the competition for qualified personnel in the oil industry is intense and there can be no assurance that we will be able to continue to attract and retain all personnel necessary for the development and operation of our business.

Seasonal weather conditions and other factors could adversely affect our ability to conduct drilling activities.

Our operations could be adversely affected by seasonal weather conditions and wildlife restrictions on federal leases. In some areas, certain drilling and other oil and gas activities can only be conducted during limited times of the year, typically during the summer months. This would limit our ability to operate in these areas and could intensify competition during those times for drilling rigs, oil field equipment, services, supplies and qualified personnel, which may lead to periodic shortages. These constraints and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs, which could have a material adverse effect upon us and our results of operations.

We depend on the services of third parties for material aspects of our operations, including drilling operators, and accordingly if we cannot obtain certain third party services, we may not be able to operate.

We rely on third parties to operate some of the assets in Texas and West Virginia in which we possess an interest. The success of our operations, whether considered on the basis of drilling operations or production operations, will depend largely on whether the operator of the property properly fulfills their obligations.  As a result, our ability to exercise influence over the operation of these assets or their associated costs may be limited.  Our performance will therefore depend upon a number of factors that may be outside of our full control, including the timing and amount of capital expenditures, the operator’s expertise and financial resources, the approval of other participants, the selection of technology, and risk management practices.  The failure of third party operators and their contractors to perform their services in a proper manner could adversely affect our operations.

Risks Related to our Common Stock

The issuance of shares upon conversion of the senior secured convertible promissory notes and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

If the price per share of our common stock at the time of conversion of our senior secured convertible promissory notes, and exercise of any warrants, options, or any other convertible securities is in excess of the various conversion or exercise prices of these convertible securities, conversion or exercise of these convertible securities would have a dilutive effect on our common stock. As of August 17, 2012, we had (i) outstanding senior secured convertible promissory notes which are convertible into an aggregate of 4,000,000 shares of our common stock at a conversion price of $0.50 per share, (ii) outstanding senior secured convertible promissory notes which are convertible into an aggregate of 1,720,000 shares of our common stock at an adjusted conversion price of $0.50 per share, (iii) warrants to purchase up to 2,000,000 shares of our common stock at an exercise price of $1.00 per share, (v) warrants to purchase 860,000 shares of our common stock at an exercise price of $1.25 per share.  Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our common stock and which result in additional dilution of the existing ownership interests of our common stockholders.

We are subject to the reporting requirements of federal securities laws, which is expensive.

We are a public reporting company in the U.S. and, accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, and furnishing audited reports to stockholders causes our expenses to be higher than they would be if we remained a privately-held company.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls is time consuming, difficult and costly.

We are a reporting company with the SEC and therefore must comply with Sarbanes-Oxley Act and SEC rules concerning internal controls.  It is time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by Sarbanes-Oxley. In order to expand our operations, we will need to hire additional financial reporting, internal control, and other finance staff in order to develop and implement appropriate internal controls and reporting procedures.

Failure to maintain the adequacy of our internal controls could impair our ability to provide accurate financial statements and comply with the requirements of the Sarbanes-Oxley Act, which could cause our stock price to decrease substantially.

We have amended certain of our prior periodic reports to include required disclosures that were previously omitted from those periodic reports. The filing of amendments to those periodic reports resulted in a redetermination that our internal controls over financial reporting and disclosure controls and procedures were not effective for those periods.  We have committed limited personnel and resources to the development of the external reporting and compliance obligations that are required of a public company. We have taken measures to address and improve our financial reporting and compliance capabilities and we are in the process of instituting changes to satisfy our obligations in connection with being a public company. We plan to obtain additional financial and accounting resources to support and enhance our ability to meet the requirements of being a public company. In May 2011, we hired a new Chief Financial Officer with oil and gas experience. We will need to continue to improve our financial and managerial controls, reporting systems and procedures, and documentation thereof. If our financial and managerial controls, reporting systems, or procedures fail, we may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act of 2002 as it applies to us. Any failure of our internal controls or our ability to provide accurate financial statements could cause the trading price of our common stock to decrease substantially.

Our stock price may be volatile, which may result in losses to our stockholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies quoted on the OTCQB, where our shares of common stock will be quoted, generally have been very volatile and have experienced sharp share-price and trading-volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many of the following factors, some of which are beyond our control:

•	variations in our operating results;
•	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;
•	changes in operating and stock price performance of other companies in our industry;
•	additions or departures of key personnel; and
•	future sales of our common stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock. In particular, following initial public offerings, the market prices for stocks of companies often reach levels that bear no established relationship to the operating performance of these companies. These market prices are generally not sustainable and could vary widely. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been initiated.

Our common shares are thinly-traded, and in the future, may continue to be thinly-traded, and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate such shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock may be particularly volatile given our status as a relatively small company and lack of significant revenues that could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common shares may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, as noted above, our common shares may be sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. Secondly, an investment in us is a speculative or “risky” investment due to our lack of revenues or profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

Because we became public by means of a “reverse merger,” we may not be able to attract the attention of major brokerage firm or investors in general.

Additional risks may exist since we have become public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of our company in the future. In addition, the SEC has recently issued an investor bulletin warning investors about the risks of investing in companies that enter the U.S. capital markets through a “reverse merger.” The release of such information from the SEC may have the effect of reducing investor interest in companies, such as us, that enter the U.S. capital markets through a “reverse merger.”

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

Our common stock may be subject to penny stock rules, which may make it more difficult for our stockholders to sell their common stock.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC.  Penny stocks generally are equity securities with a price of less than $5.00 per share.  The penny stock rules require a broker-dealer, prior to a purchase or sale of a penny stock not otherwise exempt from the rules, to deliver to the customer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

As of the date of this prospectus, we believe that our current cash and cash equivalents and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we will seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of additional indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

We have a substantial number of authorized common shares available for future issuance that could cause dilution of our stockholders’ interest and adversely impact the rights of holders of our common stock.

We have a total of 3,000,000,000 shares of common stock authorized for issuance.  As of August 17, 2012, we had 2,920,895,362 shares of common stock available for issuance.  We have reserved 5,720,000 shares for conversion of our outstanding notes and, 2,860,000 shares for issuance upon the exercise of outstanding warrants.  We may seek financing that could result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. We may also make acquisitions that result in issuances of additional shares of our capital stock.  Those additional issuances of capital stock would result in a significant reduction of your percentage interest in us.  Furthermore, the book value per share of our common stock may be reduced. This reduction would occur if the exercise price of any issued warrants, the conversion price of any convertible notes is lower than the book value per share of our common stock at the time of such exercise or conversion.

The addition of a substantial number of shares of our common stock into the market or by the registration of any of our other securities under the Securities Act of 1933, as amended, may significantly and negatively affect the prevailing market price for our common stock.  The future sales of shares of our common stock issuable upon the exercise of outstanding warrants may have a depressive effect on the market price of our common stock, as such warrants would be more likely to be exercised at a time when the price of our common stock is greater than the exercise price.

The 11,580,000 shares of our common stock registered for resale by this prospectus may adversely affect the market price of our common stock.

As of August 17, 2012, there were 79,104,638 shares of our common stock were issued and outstanding.  This prospectus registers for resale 2,995,000 shares of our common stock, 5,720,000 shares that may be issued if the convertible notes are converted to shares of our common stock without interest and registers for resale and 2,860,000 shares of common stock which may be issued upon exercise of warrants held by the selling stockholders. Assuming all convertible notes are converted and all warrants were exercised, the aggregated number of shares registered for resale by means of this prospectus, or 11,575,000 shares, would represent 14.64% of our then issued and outstanding common stock.

We are unable to predict the potential effect that sales into the market of up to 11,575,000 shares may have on the then prevailing market price of our common stock.  On August 17, 2012, the last reported closing price of our common stock on the OTCQB was $0.04.  Our shares have only had trading activity since December 2009. It is likely that market sales of the 11,575,000 shares offered for resale pursuant to this prospectus (or for those sales even if they do not actually occur) may have the effect of depressing the market price of our common stock.  As a result, the potential resale and possible fluctuations in trading volume of such a substantial amount of our stock may affect the share price negatively beyond our control.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes “forward-looking statements.”  Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events.  These statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management.  When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us.  These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to, risks, uncertainties and assumptions discussed in this prospectus.  Factors that can cause or contribute to these differences include those described under the headings “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations.” These forward looking statements include, but are not limited to, statements regarding the following: growth opportunities and increasing market share, earnings estimates, future financial performance and other matters.  Although we believe that the expectations contained in these forward-looking statements are reasonable, you cannot be assured that these expectations will prove correct.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from those projected.  Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.  All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph.  You should specifically consider the factors identified in this prospectus which would cause actual results to differ before making an investment decision.  We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling security holders.  Rather, the selling security holders will receive those proceeds directly.

We will, however, receive the exercise price with respect to warrants to purchase 2,860,000 shares of our common stock, when and if exercised by the selling stockholders who hold them. If all of the warrants are exercised at each respective exercise price for cash, we estimate our net proceeds would be approximately $3,075,000.  However, the holders of the warrants have the option to exercise the warrants using a “cashless” exercise, in which case we would not receive any proceeds from the exercise of the warrants.  Each of the warrants includes a cashless exercise option, pursuant to which the holder thereof can exercise the warrant without paying the exercise price in cash.  If the holder elects to use this cashless exercise option, such holder will receive a fewer number of our shares than it would have received if the exercise price were paid in cash.  The number of our shares the holder of the warrants would receive in connection with a cashless exercise is determined in accordance with a formula set forth in the applicable warrant.  There can be no assurance that we will receive any payments even if all of the warrants are exercised.  Any proceeds received will be used for working capital and other general corporate purposes.

DIVIDEND POLICY

We currently anticipate that we will not declare or pay cash dividends on our common stock in the foreseeable future.  We will pay dividends on our common stock only if and when declared by our Board of Directors.  The ability of our Board of Directors to declare a dividend is subject to restrictions imposed by Nevada law.  In determining whether to declare dividends, our Board of Directors will consider these restrictions as well as our financial condition, results of operations, working capital requirements, future prospects and other factors it considers relevant.

PRICE RANGE OF COMMON STOCK

Market Information. Our common stock is quoted on the OTCQB under the symbol “ALME.”  For the period indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	High ($)	Low ($)
Fiscal Year 2012
First Quarter	$1.25	$0.80
Second Quarter	$0.87	$0.33
Third Quarter	$0.37	$0.10
Fourth Quarter	$0.13	$0.08

Fiscal Year 2011
First Quarter	$1.73	$0.96
Second Quarter	$1.27	$0.90
Third Quarter	$1.76	$1.00
Fourth Quarter	$1.73	$1.01

The approximate number of stockholders of record at August 17, 2012 was 25.   The number of stockholders of record does not include beneficial owners of our common stock, whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

DILUTION

Investors in this offering will be subject to increased dilution upon the conversion of outstanding convertible promissory notes, the conversion of outstanding convertible debentures and the exercise of outstanding warrants. As of August 17, 2012, our current outstanding convertible promissory notes represent an additional 5,720,000 shares that could be issued in the future and outstanding stock warrants represent an additional 2,860,000 shares that could be issued in the future.

SELLING SHAREHOLDERS

The following table sets forth information concerning the selling shareholders including:

1.	the number of shares owned by the selling shareholders prior to this offering;
2.	the total number of shares that are to be offered by the selling shareholders;
3.	the total number of shares of common stock that will be owned by the selling shareholders upon completion of the offering; and
4.	the percentage of common stock that will be owned by the selling shareholders upon completion of the offering if all of the offered shares are sold by the selling shareholders.

The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling shareholders. The selling shareholders have no position or office with us, nor any material relationship with us, except as specified below and in the Range Agreement and related agreements described in the section entitled Description of Business. The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders listed below.

Name of Selling Security Holder	Amount of Shares of Common Stock Owned by Selling Security Holder Before the Offering	Amount of Shares of Common Stock to be Offered by the Selling Security Holder	Amount of Shares of Common Stock Owned by Selling Security Holder After the Offering	Percentage of Common Stock Owned if all of the Offered Shares Are Sold(4)(5)
Eurasian Capital Partners Limited (1)	8,580,000 (3)	8,580,000 (3)	0	0%
Range Kentucky Holdings, LLC(2)	9,884,353	2,995,000	6,889,353	8.7%

(1)           Geoffrey Long has sole power to vote and dispose of the securities beneficially owned by Eurasian Capital Partners Limited.

(2)           Range Exploration Partners LLC has sole power to vote and dispose of the securities beneficially owned by Range Kentucky Holdings, LLC. William Byrd, Frode Aschim and Petter Hagland are managers of Range Exploration Partners LLC and each report shared dispositive voting power as to the 9,884,353 shares of common stock.  Each of Messrs. Byrd, Aschim and Hagland disclaim their beneficial ownership of the common stock except to the extent of their pecuniary interest therein.

(3)           Includes: (i) 5,720,000 shares issuable upon conversion of senior secured convertible promissory notes; (ii) 2,000,000 shares issuable upon the exercise of warrants with an exercise price of $1.00 per share, and (iii) 860,000 shares issuable upon the exercise of warrants with an exercise price of $1.25 per share, and assumes conversion of all senior secured convertible promissory notes and exercise of all warrants and sale of all resulting shares of common stock.

(4)           We do not know when or in what amounts the selling security holders may offer shares for sale. The stockholders may not sell any or all of the shares offered by this prospectus. Because the stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the stockholders.

(5)           Based on 79,104,638 shares of our common stock outstanding as of August 17, 2012.

Private Placements

On November 18, 2009, we entered into a Note and Warrant Purchase Agreement with Eurasian Capital Partners Limited, whereby Eurasian Capital Partners Limited agreed to lend up to $2,000,000 to us in multiple installments in exchange for senior secured convertible promissory notes with a conversion price of $0.50 per share and five-year warrants to acquire shares of common stock at an exercise price of $1.00 per share in the amount of each installment.  The notes are due on November 18, 2012, or upon default, whichever is earlier, and bear interest at the annual rate of 8%.  As of the date of this prospectus, we have issued senior secured convertible promissory notes in the amount of $2,000,000 and 2,000,000 warrants pursuant to the Note and Warrant Purchase Agreement.  We are registering 4,000,000 shares issuable upon conversion of senior secured convertible promissory notes and 2,000,000 shares issuable upon the exercise of warrants with an exercise price of $1.00 per share.

On April 12, 2011, we entered into a Note and Warrant Purchase Agreement with Eurasian Capital Partners Limited, whereby Eurasian Capital Partners Limited agreed to lend up to $2,400,000 to us in multiple installments in exchange for senior secured convertible promissory notes with a conversion price of $1.00 per share and five-year warrants to acquire shares of common stock at an exercise price of $1.00 per share in the amount of each installment.  The notes are due on April 12, 2014 or upon default, whichever is earlier, and bear interest at the annual rate of 8%.  The notes also provide for downside protection such that the conversion price will be adjusted downward to the price per share received by us in a Dilutive Issuance (as defined in the Note and Warrant Purchase Agreement). As of the date of this prospectus, we have issued senior secured convertible promissory notes in the amount of $860,000 and 860,000 warrants pursuant to the Note and Warrant Purchase Agreement.  We are registering 1,720,000 shares issuable upon conversion of senior secured convertible promissory notes assuming an adjusted conversion price of $0.50 and 860,000 shares issuable upon the exercise of warrants with an exercise price of $1.25 per share.

On April 12, 2011, we entered into a Membership Interest Purchase and Sale Agreement (the “Range Agreement”) with Range Kentucky Holdings, LLC, a Wyoming limited liability company (“Range”), pursuant to which we acquired all of the membership interests in each of Range’s wholly-owned subsidiaries KYTX Oil and Gas, LLC, KYTX Pipeline, LLC, and KYTX Drilling Company, LLC.  In exchange for those membership interests, we paid $400,000 to Range in cash and issued 8,500,000 shares of our common stock, valued at $6,375,000 or $0.75 per share, to Range.

On October 12, 2011, we satisfied the downside price protection provision of the Additional Shares Agreement dated April 12, 2011 with Range and issued Range an additional 1,389,353 shares of our common stock.

PLAN OF DISTRIBUTION

Each Selling Shareholder (the “Selling Shareholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the [principal Trading Market] or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities.  We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Shareholders or any other person.  We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

Common Stock.  Our authorized capital stock consists of 3,000,000,000 common shares, par value $.001 per share. On August 17, 2012, there were 79,104,638 common shares issued and outstanding.

Our common stock is the only class of voting securities issued and outstanding.  Holders of our common shares are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.  Holders of our common shares do not have cumulative voting rights.

The holders of our common shares are entitled to dividends when and if declared by our Board of Directors from legally available funds.  The holders of our common shares are also entitled to share pro rata in any distribution to stockholders upon our liquidation or dissolution. Our Board of Directors’ ability to declare a dividend is subject to restrictions imposed by Nevada law.  In determining whether to declare dividends, the Board of Directors will consider these restrictions as well as our financial condition, results of operations, working capital requirements, future prospects and other factors it considers relevant.

Warrants.  As of August 17, 2012, we had the following outstanding warrants that were exercisable for approximately 2,860,000 shares of common stock:

•	Warrants to purchase 2,000,000 shares of our common stock at an exercise price of $1.00 per share, of which shares issuable upon exercise of these warrants are included in this prospectus.
•	Warrants to purchase 860,000 of our common stock at an exercise price of $1.25 per share, of which shares issuable upon exercise of these warrants are included in this prospectus.

Stock Split. In December 2009, we effected a 30-for-1 stock split of our common stock. All share numbers presented in this filing have been adjusted to reflect the stock split.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors.

Transfer Agent and Registrar.   The transfer agent and registrar for our common stock is Island Stock Transfer.  Its telephone number is (727) 289-0010.

Securities Authorized For Issuance Under Equity Compensation Plans. As of April 30, 2012, we had no compensation plans under which our equity securities were authorized for issuance.

INTEREST OF NAMED EXPERTS AND COUNSEL

No “expert” or our “counsel” was hired on a contingent basis, or will receive a direct or indirect interest in us, except as specified below, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this registration statement.  M2 Law Professional Corporation, our legal counsel, owns 1,900,000 shares of our common stock.

BUSINESS

Item 1.  Description of Business.

Our Background. Alamo Energy Corp. (“Alamo,” “We” or the “Company”), formerly Green Irons Holdings Corp., was incorporated in the State of Nevada on March 29, 2006 as to conduct a business in the golfing industry. On November 18, 2009, we entered into an Asset Purchase and Sale Agreement (“Asset Purchase Agreement”) with Alamo Oil Limited (“Alamo Oil”), pursuant to which we acquired certain oil and gas assets from Alamo Oil (“Asset Purchase”).  Following the closing of the Asset Purchase Agreement and pursuant to an Agreement and Plan of Merger (the “Merger”), effective as of November 19, 2009, we merged our newly formed and wholly-owned subsidiary into us, pursuant to which we changed our name to Alamo Energy Corp.

As a result of the Asset Purchase, we changed management, entered the oil and gas business, and ceased all activity in our former business. We are focused on exploration, acquisition, development, production and sale of crude oil and natural gas primarily from exploration and production areas within North America and the United Kingdom. We are qualified to do business in the State of Texas as “Texas Alamo Energy Corp.” We have not undergone bankruptcy, receivership, or any similar proceeding.

Our Business.  We are an oil and gas company led by an experienced management team and focused on exploration, production and development of oil and natural gas within North America and the United Kingdom. Our business plan is to acquire oil and gas properties for exploration, appraisal and development with the intent to bring the projects to feasibility at which time we will either contract out the operations or joint venture the project with qualified interested parties.  Our main priority will be given to projects with near term cash flow potential, although consideration will be given to projects that may not be as advanced from a technical standpoint but demonstrate the potential for significant upside.

In the United States, we have focused on the Appalachian Basin with an operation base in Gray, Kentucky.  We are the operator of our wells in Knox County, Kentucky. We also own working interests in properties located in Texas and West Virginia where we are not the operator.  In the United Kingdom, we have focused on the Weald Basin in the South of England.  We currently have proved reserves in the States of Texas, Kentucky and West Virginia.

The following is a description of our oil and gas interests and operations in Kentucky:

KYTX Interests. Our operations in Kentucky increased substantially in April 2011, with our acquisition of all of the membership interests of KYTX Oil and Gas, LLC, KYTX Pipeline, LLC, and KYTX Drilling Company, LLC from Range Kentucky Holdings, LLC (“Range”). The acquired interests include: (i) 71 wells located on approximately 4,040 acres in Kentucky, all of which are held by production, (ii) a 23-mile pipeline network capable of handling up to 9,000,000 cubic feet per day and (iii) drilling equipment including one drilling rig, one service rig and additional well-servicing equipment (collectively, the “KYTX Interests”). As of the date of this Report, approximately 14 of the 71 wells acquired have been drilled but require further work to be completed and commence production.  We have devoted a significant portion of our operations to the development of the KYTX Interests and other assets in the southern Appalachian basin.

Taylor TDS Five Well Program. In March 2010, we entered into an operating agreement ("Operating Agreement") with Boardman Energy Partners, LLC (“Boardman”), for the purchase of participation rights with regard to Boardman’s operation of five wells in the Taylor TDS Five Well Program ("Program") totaling approximately 55 gross acres located on the H.V. In conjunction with the Operating Agreement, we entered into a Subscription and Customer Agreement (“Subscription Agreement”) with Third Coast Energy & Development, LLC, (“Third Coast”) as consideration for our participation in the Operating Agreement, and made a cash payment to Third Coast in the amount of $303,986.  We purchased eight Units at the rate of $37,996 per Unit, or a total of $303,986, which means we own a 16% working interest and 12% net revenue interest in the Program. Taylor Lease in the Middle Eastern section of the Gradyville Quadrangle, Adair County, Kentucky, for the purpose of oil and gas exploration and development. Boardman is the operator of the project with full control of all operations. Work on the wells in the Taylor TDS Five Well Program commenced in June 2010. The wells were not completed because the quantities of oil discovered were non-commercial.

The following is a description of our oil and gas interests and operations in the United Kingdom:

Aimwell Agreement. In January 2010, we entered into a letter agreement (the “Participation Agreement”) with Aimwell Energy Limited, a corporation based in the United Kingdom (“Aimwell”), for the participation rights with regard to Aimwell’s license to operation certain oil and gas properties located on approximately 400 square kilometers in the United Kingdom (the “UK License”).  Pursuant to the agreement, Aimwell assigned a 90% interest in the UK License to us in exchange for our payment of 1 pound sterling to Aimwell and Alamo was named the operator of the assets subject to the license.  Aimwell retained a 10% interest in the license, though we will pay Aimwell’s proportional costs of operating the license until a field development plan is approved, and after which, the parties will share their costs in proportion to their ownership percentage interests in the license.   As of the date of this Report, pre-existing seismic lines have been procured and reprocessed and technical evaluations of the blocks have been made and an access/route survey has been conducted for a planned two dimensional seismic survey.

On November 14, 2011, we entered into and closed a Farmout Agreement (the “Farmout Agreement”) with Northdown Energy Limited, a U.K. corporation (“Northdown”) pursuant to which we assigned to Northdown 45% of our working interest in the U.K. License in exchange for the purchase price of £60,000.   The Farmout Agreement was approved by the United Kingdom Department of Energy and Climate Control (the “DECC”).  In connection with the Farmout Agreement, we entered into and closed a Novation and Amendment of Participation Agreement with Northdown and Aimwell (the “Amendment Agreement”) amending the Participation Agreement such that Northdown will pay half of Aimwell’s percentage interest share of all costs, expenses, liabilities and obligations arising from oil operations in the licensed area which are attributable to us pursuant to the Participation Agreement.  We also entered into and closed a Joint Operating Agreement with Northbound and Aimwell (the “Joint Operating Agreement”) pursuant to which we will be the sole operator of the joint oil operations in the licensed area under the overall supervision and control of the Joint Operating Committee, as defined in the Joint Operating Agreement.

The following is a description of our oil and gas interests and operations in Texas, West Virginia and Tennessee:

WEJCO Agreement. In April 2010, we entered into a participation agreement with WEJCO, Inc., located in Texas (“WEJCO”), to acquire participation rights in WEJCO’s working interest in oil, gas and mineral leases represented by a leasehold estate and well on approximately 453 gross acres in Brown County, Texas, in exchange for our cash payment of $18,050 and the future payment of a proportional share of drilling and completion costs in the project.  The initial cash payment of $18,050 represents twenty percent (20%) of the total $90,250 cost of the geologic, land and seismic costs attributed to the well project in exchange for an assignment of WEJCO’s interest in the project to us.  The subject of the agreement is the Duffer Re-entry Prospect, Hubbard H-1 well, located in Brown County, Texas, and the project involves re-entering the well or drilling a substitute well if the re-entry fails.  The agreement also provides for us and WEJCO to enter into an operating agreement whereby WEJCO will be designated the operator of the well, but that we will receive an interest in the net revenue of the project, as set forth in an exhibit attached to the Agreement. Work on the Hubbard H-1 well commenced in July 2010.  The well produced small quantities of commercial production and was subsequently re-completed to the Duffer zone in March 2012.  Additionally, we participated in drilling three shallow oil wells on the acreage adjacent to the Hubbard H-1 well location.  The wells were successful and are producing as of the date of this Report.

Valentine Agreement. In May 2010, we entered into a participation agreement with Allied Energy, Inc. (“Allied”), pursuant to which we acquired an undivided 50% working interest in the Florence Valentine Lease and a working interest and net revenue interest in the Valentine #1 re-entry well. This well is located on approximately 115 acres in Ritchie County, West Virginia within the Burning Springs Anticline. Allied is the operator of the project with full control of all operations. We paid the total drilling and completion costs of $153,500 to earn in the Valentine #1 re-entry well and the Florence Valentine lease before a payout working interest of 70% and net revenue interest of 59.08 (70% x 84.4%) and an after payout working interest of 50% and net revenue interest of 42.2% (50% x 84.4).  Work on the Valentine #1 re-entry well commenced in June 2010 and is currently producing as of date of this Report.

Dillon Agreement. On August 4, 2010, we entered into a participation agreement with Allied, pursuant to which we acquired an undivided fifty percent (50%) working interest in the M. Dillon Lease and a working interest and net revenue interest in the Dillon #1 re-entry Well. This well is located on approximately 204 acres in Pleasants County, West Virginia. Allied is the operator of the project with full control of all operations. We paid the total drilling and completion costs of $179,125 to earn in the Dillon #1 re-entry well and M. Dillon Lease a before payout working interest of seventy percent (70%) and net revenue interest of 59.08 (70% x 84.4%) and an after payout working interest of fifty percent (50%) and net revenue interest of 42.2% (50% x 84.4%).  The participation agreement also provides that we have the option to participate in the re-entry of sixteen additional wells owned by Allied in West Virginia, including, but not limited to, the well WVIC D-12 as described below.

On October 15, 2010, we entered into an amendment to the participation agreement (“Amendment Agreement”) with Allied, the practical effect of which is that we replaced our participation in the Dillon #1 well with participation in the Goose Creek #4 well in Ritchie County, West Virginia.  Specifically, the Amendment Agreement amended the following: (i) the Operating Agreement with respect to the Florence Valentine Lease, (ii) the Participation Agreement with respect to the reentry of the Dillon #1 well dated August 2, 2010, and (iii) the Joint Operating Agreement with respect to the M. Dillon Lease in Ritchie County, West Virginia dated August 2, 2010.  The Amendment amends the Valentine JOA and the Dillon JOA to include Exhibit C which provides the accounting procedures for the operations.  The Amendment also amends the Participation Agreement by replacing all references of the Dillon #1 well in Pleasant County, West Virginia, to the Goose Creek #4 well (API #47-082-06942) in Ritchie County, West Virginia.  The Amendment also amends the Dillon JOA by replacing all references of the Dillon #1 well in Pleasant County, West Virginia, to the Goose Creek well #4 (API #47-082-06942). The Amendment also amends the Participation Agreement and the Dillon JOA to delete the Exhibit A to those agreements and replace it with the Exhibit A attached to the Amendment as Appendix 2. This Goose Creek #4 well is included in the Eco Forrest Lease, which is located on approximately 493 acres in Ritchie County, West Virginia.

On December 15, 2010, we exercised an option to participate in the recompletion of the well WVIC D-12 with Allied, pursuant to the Participation Agreement with Allied, as amended in the Amendment Agreement on October 15, 2010. The well WVIC D-12 is included in the Eco Forrest Lease, which is located on approximately 493 acres in Ritchie County, West Virginia. Allied is the operator of the project with full control of all operations.  We are obligated to pay the total drilling and completion costs of $157,575 to earn in the well WVIC D-12 and Eco Forrest Lease a before payout working interest of seventy percent (70%) and net revenue interest of 59.08 (70% x 84.4%) and an after payout working interest of fifty percent (50%) and net revenue interest of 42.2% (50% x 84.4).  Preparatory work completion, including the preparation of an 8,000bbl containment pit, installation of two 100bbl oil storage tanks and delivery of 3,000 ft of production tubing and rods and the running of logs in preparation for a squeeze cement job on the well WVIC D-12 commenced. However, upon further evaluation, the integrity of the casing was in doubt and the squeeze cement job has been postponed.  All funds advanced by us are being returned.

Berry Agreement. On September 3, 2010, we entered into a Subscription Agreement (the “Sub Agreement”) with Berry Resources, Inc. (“Berry”), to purchase 6.5 units of the Berry Prospect #22-A, which includes two (2) wells to be drilled on approximately 300 acres in North Central, Pickett County, Tennessee, in exchange for our cash payment of $97,500.  Each unit is equal to approximately 3.33% working interest or approximately 2.33% net revenue interest in each of the two (2) wells to be drilled in North Central, Pickett County, Tennessee.  The Sub Agreement also provides for Berry and us to enter into an operating agreement whereby Berry will be designated the operator of the well.  Work on the Berry Prospect commenced in September 2010.  The first well did not encounter hydrocarbons in commercial quantities and as of the date of this Report, no additional activity in the Berry Prospect is planned.

The Lozano Lease - Frio County, Western Gulf Province, Texas. In September 2009, Alamo Oil acquired certain oil, gas and mineral leases totaling approximately 110 gross acres, located in Frio County, Texas (the “Lozano Lease”).  As a result of the Asset Purchase, we owned a seventy-five percent (75%) working interest in the Lozano Lease.  On November 4, 2011, we sold all of our working interest in the Lozano Lease and all wellbores and personal property related thereto to the operator of the Lozano Lease in exchange for $160,000 paid in cash.  We retained all sales proceeds attributable to the sales of oil and gas produced from the wells prior to October 1, 2011, and we have no right to any sales of oil and gas produced from the wells after October 1, 2011.

Business Strategy. Our strategy is to increase shareholder value through strategic acquisitions, appraisal drilling and development. We are focused on the acquisition, appraisal development and exploitation of oil and gas properties.  We are also searching for possible joint-ventures and new prospects that fit our strategic focus.  In the US, we have focused on the Appalachian Basin.  In the UK, we have focused on the Weald Basin in the South of England.

Competition. We compete with other companies for financing and for the acquisition of new oil and gas properties. Many of the oil and gas exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of oil and gas properties of merit, on exploration of their properties and on development of their properties. In addition, they may be able to afford more geological and other technical expertise in the targeting and exploration of oil and gas properties. This competition could result in competitors having properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could have an adverse impact on our ability to achieve the financing necessary for us to conduct further exploration of our acquired properties.

We will also compete with other junior oil and gas exploration companies for financing from a limited number of investors that are prepared to make investments in junior oil and gas exploration companies. The presence of competing junior oil and gas exploration companies may have an adverse impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the oil and gas properties under investigation and the price of the investment offered to investors.

We also compete with other junior and senior oil and gas companies for available resources, including, but not limited to, professional exploration and production, geological and engineering personnel services and supplies, for the drilling completion and production of hydrocarbon resources.

Intellectual Property. We do not presently own any copyrights, patents or trademarks. We own the Internet domain name www.alamoenergycorp.com. Under current domain name registration practices, no one else can obtain an identical domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as “.org”, or with a country designation. The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names.

Governmental Regulation. Our oil and gas operations are subject to various federal, state and local governmental regulations.  Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. The production, handling, storage, transportation and disposal of oil and gas, by-products thereof, and other substances and materials produced or used in connection with oil and gas operations are also subject to regulation under federal, state and local laws and regulations relating primarily to the protection of human health and the environment. To date, we have incurred no cost related to complying with these laws, for remediation of existing environmental contamination and for plugging and reclamation of our oil and gas exploration property. The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

Our Subsidiaries. We own and operate the following wholly owned subsidiaries: KYTX Oil and Gas, LLC, KYTX Pipeline, LLC, and KYTX Drilling Company, LLC.

Employees. As of August 17, 2012, we have six employees, with no significant employees other than our officers and directors. We plan to outsource independent consultant engineers and geologists on a part time basis to conduct the work programs on our mineral properties in order to carry out our plan of operations.

We also have an advisory board that includes Richard Edmonson, Terry Davis and David Henderson. We have advisory board member agreements with each of Richard Edmonson, Terry Davis and David Henderson.

Facilities. Our executive offices are located at 10575 Katy Freeway, Suite 300, Houston, Texas 77024, where we occupy approximately 690 square feet of office space. We sublease our offices from Allan Millmaker, our officer and director, in exchange for $1,000 per month on a month to month basis. We also maintain an office in London, United Kingdom, where we occupy approximately 130 square feet of office space, which we sublease from Philip Mann, our officer and director, in exchange for £1,500 per month on a month to month basis.

Our subsidiary, KYTX Pipeline LLC, subleases an office from a stockholder (Range), a warehouse building and a yard facility, for $1,500 per month in Gray County, Kentucky.

We believe that our current office space and facilities are sufficient to meet our current needs.

Internet Website. Our Internet website, which is located at www.alamoenergycorp.com, describes each of our oil and gas projects, our management and provides additional information regarding our industry.

Legal Proceedings. There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Critical Accounting Policy and Estimates. Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. In addition, these accounting policies are described at relevant sections in this discussion and analysis and in the notes to the financial statements included in this Registration Statement on Form S-1.

Overview.  We are an oil and gas company led by an experienced management team and focused on exploration, production and development of oil and natural gas within North America and the United Kingdom. Our business plan is to acquire oil and gas properties for exploration, appraisal and development with the intent to bring the projects to feasibility at which time we will either contract out the operations or joint venture the project with qualified interested parties.  Our main priority will be given to projects with near term cash flow potential, although consideration will be given to projects that may not be as advanced from a technical standpoint but demonstrate the potential for significant upside.

In the United States, we have focus on the Appalachian Basin with an operation base in Gray, Kentucky. We are the operator of our wells in Knox County, Kentucky.  We also own working interests in properties located in Texas and West Virginia where we are not the operator.  In the United Kingdom, we have focus on the Weald Basin in the South of England. We currently have proved reserves in the States of Texas, Kentucky and West Virginia.

Our operations in Kentucky increased substantially in April 2011, with our acquisition of all of the membership interests of KYTX Oil and Gas, LLC, KYTX Pipeline, LLC, and KYTX Drilling Company, LLC from Range Kentucky Holdings, LLC (“Range”).  The acquired interests include: (i) 71 wells located on approximately 4,040 acres in Kentucky, all of which are held by production, (ii) a 23-mile pipeline network capable of handling up to 9,000,000 cubic feet per day and (iii) drilling equipment including one drilling rig, one service rig and additional well-servicing equipment (collectively, the “KYTX Interests”).  We have devoted a significant portion of our operations to the development of the KYTX Interests and other assets in the southern Appalachian basin.

The following discussion of our financial condition and results of operations should be read in conjunction with our audited financial statements for the year ended April 30, 2012 together with notes thereto included in this Registration Statement on Form S-1.

For the year ended April 30, 2011, as compared to the year ended April 30, 2010.

Results of Operations.

Revenues.  We had oil and gas revenues of $704,938 for the year ended April 30, 2012, as compared to oil and gas revenues of $251,337 for the year ended April 30, 2011. Those revenues were generated from our interest in the Lozano lease and Hubbard Lease in Texas, the Valentine lease in West Virginia and the KYTX leases in Kentucky. We expect the lease revenues from the Valentine and KYTX leases will continue with slow decline for the foreseeable future.  Our revenues have been negatively impacted by declining market prices of natural gas during the year ended April 30, 2012 and we expect that natural gas prices will remain low for the foreseeable future.

To implement our business plan during the next twelve months, we need to generate increased revenues from the KYTX properties and other interests.  Our failure to do so will hinder our ability to increase the size of our operations and to generate additional revenues.  If we are not able to generate additional revenues to cover our operating costs, we may not be able to expand our operations.

Operating Expenses.  For the year ended April 30, 2012, our total operating costs and expenses were $2,008,489, which was comprised of lease operating costs of $100,767, production costs of $194,512, depletion, depreciation and amortization costs of $313,236, wage related expenses of $426,736, professional fees of $360,378 and general and administrative expenses of $612,860. By comparison, our total operating costs and expenses were $901,256 for the year ended April 30, 2011 which was comprised of lease operating costs of $103,331, production costs of $24,334, depletion, depreciation and amortization costs of $26,622, wage related expenses of $207,572, professional fees of $234,451 and general and administrative expenses of $304,946.  The increases in total operating costs and expenses from 2011 to 2012 was directly related to increases in production costs, wage related expenses and general administrative expenses for the year ended April 30, 2012.

Operating Loss.  For the year ended April 30, 2012, our total loss from operations was $1,303,551, as compared to a total loss from operations of $649,919 for the year ended April 30, 2011. We will continue to incur significant general and administrative expenses, but also expect to generate increased revenues after further developing our oil and gas assets.

Other Income and Expense.  For the year ended April 30, 2012, our net other expense was $1,658,924, which was comprised of interest expense of $350,514, debt discount amortization of $1,308,765 and other income of $355.  The total other expenses is attributed to the interest expense and debt discount which resulted from the senior secured convertible promissory note financing.  In comparison, for the year ended April 30, 2011, our net other expense was $1,154,250, which was comprised of interest expense of $266,743 debt discount amortization of $903,711 and other income of $16,204.

Net Loss.  For the year ended April 30, 2012, our net loss was $2,962,475, as compared to a net loss of $1,804,169 for the year ended April 30, 2011.  The significant increase in our net loss between the comparable periods was directly related to the increase in operating expenses and net other expense for the year ended April 30, 2012. We hope to generate additional revenues from our projects to cover out operating costs, which will reduce our net loss in the future.  We cannot guaranty that we will be able to generate additional revenues or, if that we do generate additional revenues, that such increased revenues will reduce our net loss in future periods.

Financial Condition, Liquidity and Capital Resources.  We had cash of $80,903 and accounts receivable of $49,220 as of April 30, 2012, making our total current assets $130,123.  We also had $6,991,119 in net property and equipment, which consists of oil and gas properties of $5,305,263, property and equipment of $2,034,542, net of accumulated depreciation, depletion and amortization of $348,686, and goodwill of $1,394,215.  Therefore, our total assets as of April 30, 2012 were $8,515,457.

Our total liabilities were $3,140,010 as of April 30, 2012.  This was comprised of total current liabilities of $2,364,726, represented by accounts payable and accrued expenses of $4,024 and accrued interest of $604,472.  We had total long-term liabilities of $775,284, represented by senior secured convertible promissory notes, net of discount of $1,147,737.  We had total stockholders’ equity of $5,375,447.  We had no other liabilities and no long term commitments or contingencies as of April 30, 2012.

The following is a description of events affecting our financial condition, liquidity and capital resources for the year ended April 30, 2012.

Eurasian Notes and Warrants.  On November 18, 2009, we entered into a note and warrant purchase agreement (the “First Financing Agreement”) with Eurasian Capital Partners Limited (“Eurasian”), whereby Eurasian agreed to lend up to $2,000,000 to us in multiple installments in exchange for senior secured convertible promissory notes with a conversion price of $0.50 per share (“Notes”) and five-year warrants to acquire shares of common stock at an exercise price of $1.00 per share (“Warrants”) in the amount of each installment. The Warrants expire five years from the date of the investment.  The Notes are due on November 18, 2012, or upon default, whichever is earlier, and bear interest at the annual rate of 8%. The Notes have an optional conversion feature by which this lender can convert the principal and accrued interest into shares of our common stock at a conversion price of $0.50 per share.

In connection with the First Financing Agreement, we issued the following Notes and Warrants to Eurasian on the following dates:

Date of Note	Amount of Note	Number of Warrants
November 18, 2009	$334,905	334,905
February 5, 2010	$80,000	80,000
March 4, 2010	$300,000	300,000
March 25, 2010	$100,000	100,000
April 15, 2010	$250,000	250,000
July 22, 2010	$175,000	175,000
August 12, 2010	$ 25,000	25,000
August 18, 2010	$150,000	150,000
September 7, 2010	$ 70,000	70,000
September 24, 2010	$40,000	40,000
December 2, 2010	$25,000	25,000
December 15, 2010	$75,000	75,000
February 8, 2011	$100,000	100,000
March 1, 2011	$160,000	160,000
April 12, 2011	$115,095	115,095
Total	$2,000,000	2,000,000

On April 12, 2011, we entered into a second Note and Warrant Purchase Agreement with Eurasian (“Second Financing Agreement”), whereby Eurasian agreed to lend up to $2,400,000 to us multiple installments in exchange for senior secured convertible promissory notes with a conversion price of $1.00 per share (“New Notes”) and five-year warrants to acquire shares of common stock at an exercise price of $1.25 per share (“New Warrants”) in the amount of each installment. The New Warrants expire five years from the date of the investment. The New Notes are due on April 12, 2014, or upon default, whichever is earlier, bears interest at the annual rate of 8%.  The New Notes have an optional conversion feature by which Eurasian can convert the principal and accrued interest into shares of our common stock at a conversion price of $1.00 per share.

In connection with the Second Financing Agreement, we issued the following New Notes and New Warrants to Eurasian on the following dates:

Date of New Note	Amount of New Note	Number of New Warrants
April 12, 2011	$410,000	410,000
May 24, 2011	$50,000	50,000
June 21, 2011	$400,000	400,000
Total	$860,000	860,000

Discount Debentures and Series Warrants.  On August 1, 2011, we closed a securities purchase agreement, dated July 26, 2011 (the “Securities Purchase Agreement”) with certain institutional investors (the “Investors” or, individually, the “Investor”) and issued to the Investors an aggregate principal value of approximately $1,310,621 of original issue discount 5% convertible debentures (the “Discount Debentures” or, individually, the “Discount Debenture”) and three series of warrants, the Series A Warrants, the Series B Warrants and the Series C Warrants, to purchase an aggregate of 2,621,241 shares of our common stock (collectively, the “Series Warrants” and the shares issuable upon exercise of the Series Warrants, collectively, the “Series Warrant Shares”) at an exercise price of $1.25 for the Series A and C Warrants and $1.00 for the Series B Warrants. In addition, we also issued warrants to purchase 91,743 shares of our common stock at an exercise price of $1.25 per share to its placement agent in connection with the Securities Purchase Agreement.  We will need to make interest payments at the rate of 5% per annum on the Discount Debentures while they are outstanding.  These notes are due July 29, 2013.

On November 15, 2011, one of the Investors elected to convert a portion of its outstanding Discount Debenture into shares of our common stock.  The Investor elected to convert $5,000 of the outstanding principal due on its Discount Debenture into 10,000 shares of our common stock, or approximately $0.50 per share.  On November 21, 2011, the same Investor elected to convert $20,000 of the outstanding principal due on its Discount Debenture into 40,000 shares of our common stock, or approximately $0.50 per share.  On November 23, 2011, the same Investor elected to convert $75,000 of the outstanding principal due on its Discount Debenture into 150,000 shares of our common stock, or approximately $0.50 per share.  On November 30, 2011, the same Investor elected to convert $135,300 of the outstanding principal due on its Discount Debenture into 270,600 shares of our common stock, or approximately $0.50 per share.

On December 6, 2011 and January 6, 2012, we issued 64,471 shares and 78,192 shares, respectively, to pay the interest due January 1, 2012 on the outstanding principal of the Discount Debentures to the Investors.  These interest conversion shares were calculated by dividing the applicable interest amount due to each Investor by the interest conversion rate of $0.1062 per share (90% of the 20-day VWAP for the 20-day VWAP for the 20 trading days prior to January 1, 2012), pursuant to the Discount Debentures.

On April 2, 2012, we issued 91,885 interest conversion shares and $4,250.11 in cash to pay the interest due April 1, 2012 on the outstanding principal of the Discount Debentures to the Investors.  The interest conversion shares were calculated by dividing the applicable interest amount due to each Investor by the interest conversion rate of $0.1110 per share (90% of the 20-day VWAP for the 20-day VWAP for the 20 trading days prior to April 1, 2012), pursuant to the Discount Debentures.

Range Kentucky Holdings LLC.  On October 12, 2011, we satisfied the downside price protection provision of the Additional Shares Agreement dated April 12, 2011 with Range and issued Range an additional 1,389,353 shares of our common stock.

On December 9, 2011, we entered into an amendment to the Additional Shares Agreement dated April 12, 2011 with Range pursuant to which we agreed to extend the amount of time in which Range must provide notice of their election to adjust the per share price of the shares received pursuant to the Membership Interest Purchase Agreement dated April 12, 2011 from 30 days to 150 calendar days.

On April 12, 2012, we entered into an second amendment to the Additional Shares Agreement dated April 12, 2011 with Range pursuant to which we agreed to extend the amount of time in which Range must provide notice of their election to adjust the per share price of the shares received pursuant to the Membership Interest Purchase Agreement dated April 12, 2011 from 150 days to 240 calendar days.

Employees and Consultants.  On August 4, 2011, we issued 30,000 shares of our common stock to an employee and two independent contractors in exchange for services provided to us valued at $19,500, or $0.65 per share.

On August 12, 2011, we issued 25,000 shares of our common stock to one of our officers in exchange for services provided to us valued at $17,000, or $0.68 per share.

On September 22, 2011, we issued 30,000 shares of our common stock to an employee and two independent contractors in exchange for services provided to us valued at $15,300, or $0.51 per share.

On September 22, 2011, we issued 43,207 shares of our common stock to a consultant in exchange for consulting services provided to us valued at $22,036, or $0.51 per share.

On November 23, 2011, we issued 25,000 shares of our common stock to one of our officers in exchange for services provided to us valued at $4,000 or $0.16 per share.

On November 23, 2011, we issued 30,000 shares of our common stock to an employee and two independent contractors in exchange for services provided to us valued at $4,800 or $0.16 per share.

On November 23, 2011, we issued 41,545 shares of our common stock to a consultant in exchange for consulting services provided to us valued at $6,647 or $0.16 per share.

On February 2, 2012, we issued 25,000 shares of our common stock to one of our officers in exchange for services provided to us valued at $3,000 or $0.12 per share.

On February 2, 2012, we issued 30,000 shares of our common stock to an employee and two independent contractors in exchange for services provided to us valued at $3,600 or $0.12 per share.

On February 2, 2012, we issued 109,034 shares of our common stock to a consultant in exchange for services provided to us valued at $13,084 or $0.12 per share.

On May 9, 2012, we issued 25,000 shares of our common stock to one of our officers in exchange for services provided to us valued at $1,750 or $0.07 per share.

On May 9, 2012, we issued 30,000 shares of our common stock to an employee and two independent contractors in exchange for services provided to us valued at $2,100 or $0.07 per share.

On May 9, 2012, we issued 161,792 shares of our common stock to a consultant in exchange for services provided to us valued at $11,325 or $0.07 per share.

Other Events.  On November 15, 2011, we submitted a bid to purchase from a bankruptcy trustee substantially all the assets of an unrelated, third party oil and gas entity.  Per the requirements of the bid process, we placed a deposit with the trustee.  The bid process was withdrawn by the trustee and all deposits have been returned.

On November 16, 2011, we entered into a Farm-Out Agreement with Northdown Energy ("Northdown") to further develop our four UK onshore license blocks located in the Weald basin.  The agreement provides that (i) Northdown obtained a 45% working interest in exchange for $93,000 paid to us, (ii) we retained a 45% working interest and (iii) Aimwell Energy retained its 10% working interest in the blocks.  The agreement has received approval from the UK Department of Energy and Climate Change (DECC).

On November 4, 2011, we sold all of our working interest in the Lozano Lease, which totals approximately 110 gross acres located in Frio County, Texas, and all wellbores (“Wells”) and personal property related thereto to the operator of the Lozano Lease in exchange for $160,000 paid in cash.  We retained all sales proceeds attributable to the sales of oil and gas produced from the Wells prior to October 1, 2011, and we have no right to any sales of oil and gas produced from the Wells after October 1, 2011.

On December 2, 2011, we purchased a 20% working interest in three wells, including the surface and downhole equipment associated with the wells, in Brown County, Texas in exchange for $58,400.

As of April 30, 2012, we had cash of $80,903.  As discussed above, we received $1,114,000 in proceeds from sales of debentures and warrants in July 2011.  We estimate that our cash on hand will not be sufficient for us to continue our current operations for the next twelve months. We will need additional cash to expand our operations, including the development of the KYTX Interests. Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could differ as a result of a number of factors. In addition to generating revenues from our current operations, we will need to raise additional capital to expand our operations to the point at which we are able to operate profitably.

We have been, and intend to continue, working toward identifying and obtaining new sources of financing. No assurances can be given that we will be successful in obtaining additional financing in the future.  Any future financing that we may obtain may cause significant dilution to existing stockholders. Any debt financing or other financing of securities senior to common stock that we are able to obtain will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a negative impact on our business, prospects, financial condition, results of operations and cash flows.

If adequate funds are not available, we may be required to delay, scale back or eliminate portions of our operations or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain of our assets. Accordingly, the inability to obtain such financing could result in a significant loss of ownership and/or control of our assets and could also adversely affect our ability to fund our continued operations and our expansion efforts with respect to the KYTX Interests.

Recent Events. On July 10, 2012, we entered into a third amendment to the Additional Shares Agreement dated April 12, 2011 with Range pursuant to which we agreed to extend the amount of time in which Range must provide notice of their election to adjust the per share price of the shares received pursuant to the Membership Interest Purchase Agreement dated April 12, 2011 from 240 calendar days to 330 calendar days.

On July 10, 2012, we participated in an oilfield equipment auction held by Kruse Energy and Equipment.  On August 6, 2012, we received $226,796, net of all expenses, for the equipment that was auctioned.

On August 1, 2012, we issued 16,724,329 shares to the Investors in exchange for all of the outstanding Discount Debentures and Series Warrants held by the Investors. The number of shares issued in exchange for the Discount Debentures was calculated by dividing the applicable principal and interest due on the Discount Debentures by the conversion rate of $0.07 per share. The number of shares issued in exchange for the Series Warrants was equal to the number of shares underlying the Series A Warrants.  Following such consummation, the Discount Debentures and the Series Warrants are no longer outstanding, and we extinguished $1,076,612.52 in principal and accrued and unpaid interest due under the Discount Debentures and 1,344,150 shares of common stock underlying the Series Warrants.

On August 1, 2012, we issued an aggregate of 523,483 shares of the Investors holding only Series A Warrants in exchange for the Series A Warrants held by those Investors. The number of shares issued in exchange for the Series A Warrants was equal to the number of shares underlying the Series A Warrants.  Following such consummation, the Series A Warrants are no longer outstanding, and we extinguished 523,483 shares of common stock underlying the Series A Warrants.

During the fiscal year ending 2012, we expect that the legal and accounting costs of being a public company will continue to impact our liquidity. We also expect to make future payments related to certain of our oil and gas projects as discussed above. Other than the anticipated increases in legal and accounting costs due to the reporting requirements of being a reporting company and future payments related to certain of our oil and gas projects, we are not aware of any other known trends, events or uncertainties, which may affect our future liquidity.

We are not currently conducting any research and development activities.  We do not anticipate conducting such activities in the near future. In the event that we expand our operations, then we may need to hire additional employees or independent contractors as well as purchase or lease additional equipment. Our management believes that we do not require the services of independent contractors to operate at our current level of activity.  However, if our level of operations increases beyond the level that our current staff can provide, then we may need to supplement our staff in this manner.

Off-Balance Sheet Arrangements. We have no off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

Facilities. Our executive offices are located at 10575 Katy Freeway, Suite 300, Houston, Texas 77024, where we occupy approximately 690 square feet of office space. We sublease our offices from Allan Millmaker, our officer and director, in exchange for $1,000 per month on a month to month basis. We also maintain an office in London, United Kingdom, where we occupy approximately 130 square feet of office space, which we sublease from Philip Mann, our officer and director, in exchange for £1,500 per month on a month to month basis.

Our subsidiary, KYTX Pipeline LLC, subleases an office from a stockholder (Range), a warehouse building and a yard facility, for $1,500 per month in Gray County, Kentucky.

We believe that our current office space and facilities are sufficient to meet our current needs.

A description of our oil and gas properties is included in “Item 1. Business” of this prospectus.

Proved Reserves.

The following reserve schedule summarizes the Company's net ownership interests in estimated quantities of proved oil and gas reserves and changes in its proved reserves, all of which are located in the continental United States. All reserve estimates for crude oil and natural gas were internally prepared by the Company and estimated by Nova Resource, Inc. (“Nova”), independent petroleum engineers.  In accordance with SEC guidelines, Nova's estimates of future net revenues from our properties, and the PV-10 and standardized measure thereof, were determined to be economically producible under existing economic conditions, which requires the use of the 12-month average price for each product, calculated as the unweighted arithmetic average of the first-day-of-the-month price for the period May 2011 through April 2012, except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations.  The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of currently producing oil and gas properties. Accordingly, we anticipate that these oil and gas reserve estimates will change as future information becomes available.

The technical person at Nova is responsible for preparing the reserves estimates presented herein and meets the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. Allan Millmaker, our officer and director, acted as the liaison with the technical person at Nova.  Mr. Millmaker's technical qualifications are described in the section entitled Management in this prospectus.

Reserve Technologies.  Proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. The term “reasonable certainty” implies a high degree of confidence that the quantities of oil and/or natural gas actually recovered will equal or exceed the estimate. To achieve reasonable certainty, Nova employed technologies that have been demonstrated to yield results with consistency and repeatability. The technologies and economic data used in the estimation of our proved reserves include, but are not limited to, well logs, geologic maps and available down well and production data, seismic data, well test data.

Oil and Gas Reserve Information (Unaudited). The following reserve quantities and future net cash flow information for our proved reserves located in the United States have been estimated as of April 30, 2012.  The determination of oil and gas reserves is based on estimates, which are highly complex and interpretive. The estimates are subject to continuing change as additional information becomes available.

	Crude Oil (Bbls)	Natural Gas (Mcf)
PROVED DEVELOPED AND UNDEVELOPED RESERVES:

April 30, 2010	16,009	-

Revision of previous estimates
Purchase of reserves	19,558	12,355,996
Extensions, discoveries, and other additions	1,357	153,480
Sale of reserves	-	-
Production	(9,286)

April 30, 2011	27,638	12,509,476

Revision of previous estimates	18,151	(6,073,677
Purchase of reserves
Extensions, discoveries, and other additions	4,814	10,547,460
Sale of reserves	(5,777)
Production	(1,807)	(124,216)

April 30, 2012	43,019	16,859,043

PROVED DEVELOPED RESERVES

April 30, 2010	8,804	-
April 30, 2011	10,651	1,608,975
April 30, 2012	26,167	2,578,660

Standardized Measure

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves is as follows:

	Years Ended April 30,
	2012	2011
Future cash inflows	$71,668,651	$63,764,737
Future production costs	(22,027,861)	(15,628,515)
Future development costs	(17,582,000)	(14,103,000)
Future income tax expense	-	-
Future net cash flows	32,058,790	34,033,222
10% annual discount for estimated timing of cash flows	(28,454,210)	(27,184,770)
Standardized measure of discounted future net cash flow related to proved reserves	$3,604,580	$6,848,452

A summary of the changes in the standardized measure of discounted future new cash flow applicable to proved oil and natural reserves is as follows:

Change in Standardized Measure

	Years Ended April 30,
	2012	2011
Balance, beginning of period	$6,848,452	$328,686
Sales of oil and gas, net	(539,961)	(123,672)
Net change in prices and production costs	(3,863,187)	(18,886)
Net change in future development costs	(841,000)
Extensions and discoveries	871,780	187,002
Revisions of previous quantity estimates	220,272	(28,678
Previously estimated development costs incurred	580,639	-
Net change in income taxes		-
Accretion of discount	448,161	-
Purchase of minerals in place		6,504,000
Sales of reserves	(120,576)	-
Balance, end of period	$3,604,580	$6,848,452

The standardized measure of discounted future net cash flows as of April 30, 2012 and 2011 was calculated using the following Average Fiscal-Year prices:

	2012	2011
Average crude oil price per barrel	$88.59	$76.180
Average gas price per MCF	$4.025	$4.929

The standardized measure of discounted future net cash flows is provided using the 12-month unweighted arithmetic average. The oil price used as of April 30, 2012 was $88.59 per Bbl of oil and $4.025 per Mcf of gas. Future production costs are based on year-end costs and include severance and ad valorem taxes of approximately 4.5%. Each property that is leased by the Company is also charged with field-level overhead in the reserve calculation. The present value of future cash inflows is based on a 10% discount.

The Company used discounted future net cash flows, which is calculated without deducting estimated future income tax expenses, and the present value thereof as one measure of the value of the Company's current proved reserves and to compare relative values among peer companies without regard to income taxes.  While future net revenue and present value are based on prices, costs and discount factors which are consistent from company to company, the standardized measure of discounted future net cash flows is dependent on the unique tax situation of each individual company.  As of April 30, 2012, the present value of discounted future net cash flows and the standardized measure of discounted future net cash flows are equal because the effects of estimated future income tax expenses are zero.

Production

During the year ended April 30, 2012, we produced approximately 1,807 bbls of oil on a net basis and 124,216 Mcf of gas on a net basis.  Based on the net production for the year ended April 30, 2012, our average sales price per barrel was $80.06 on a net basis and the average sales price per Mcf was $2.66 on a net basis.

For the year ended April 30, 2012, we had production from our interests in the Valentine #1 well, the KYTX properties in Kentucky and the Lozano and Brown County wells in Texas.

	Crude Oil (Bbls)	Natural Gas (Mcf)
Production by State:
Kentucky	129	111,206
West Virginia	969	12,454
Texas	709	160

Total Production	1,807	124,216

Drilling Activity.  During the period from inception (September 1, 2009) through April 30, 2012, we did not participate or conduct any drilling activity in Kentucky or West Virginia. We performed 11 recompletions in Kentucky and, 1 in Texas and participated in drilling 3 shallow old wells in Texas.

Delivery Commitments.  We are not obligated to provide a fixed and determinable quantity of oil or gas in the near future under existing contracts or agreements in Kentucky, Texas or West Virginia.

Gross and Net Productive Wells.
	September 1, 2009 (Inception) through April 30, 2012
	Oil		Gas
	Gross	Net	Gross	Net
Kentucky			82	69.01
Texas	6	1.2
West Virginia	1	0.7
Total gross and net productive wells	7	1.9	82	69.01

Gross and Net Developed Acreage.
	September 1, 2009 (Inception) through April 30, 2012
	Oil		Gas
	Gross	Net	Gross	Net
Kentucky			1,640	1,380
Texas	500	100
West Virginia	115	77
Total gross and net developed acreage	615	177	1,640	1,380

Gross and Net Undeveloped Acreage.
	September 1, 2009 (Inception) through April 30, 2012
	Oil		Gas
	Gross	Net	Gross	Net
Kentucky			4,900	4,228
Texas	-	-
West Virginia	-	-
Total gross and net undeveloped acreage	-	-	4,900	4,228

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Reports to Shareholders. We are a reporting company with the SEC. The public may read and copy any materials filed with the SEC at the Security and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

Market Information.  Our common shares are not listed on any stock exchange, but are quoted on the OTCQB under the symbol “ALME.”  Shares of our common stock have only been thinly traded since December 22, 2009, when our stock first became eligible for quotation.  The following table sets forth, for the time period indicated, the high and low closing sales price of our common stock as quoted on the OTCQB.

	High ($)	Low ($)
Fiscal Year 2012
First Quarter	$1.25	$0.80
Second Quarter	$0.87	$0.33
Third Quarter	$0.37	$0.10
Fourth Quarter	$0.13	$0.08

Fiscal Year 2011
First Quarter	$1.73	$0.96
Second Quarter	$1.27	$0.90
Third Quarter	$1.76	$1.00
Fourth Quarter	$1.73	$1.01

Holders.  The approximate number of stockholders of record at August 17, 2012 was 25. The number of stockholders of record does not include beneficial owners of our common stock, whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors.

Securities Authorized For Issuance Under Equity Compensation Plans. As of April 30, 2012, we had no compensation plans under which our equity securities were authorized for issuance.

Recent sales of unregistered securities. There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

On November 18, 2009, we completed the acquisition of certain assets from Alamo Oil pursuant to the Asset Purchase and Sale Agreement (“Asset Purchase Agreement”) with Alamo Oil Limited (“Alamo Oil”), pursuant to which we acquired certain oil and gas assets from Alamo Oil.  In connection with the Asset Purchase Agreement, we issued 350,000 shares of our common stock to Alamo Oil, which became 10,500,000 shares after the 30 for 1 forward split that occurred in December 2009. Those shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), which exemption is specified by the provisions of Regulation S promulgated pursuant to that act by the SEC.

Eurasian Notes and Warrants.  In connection with the Asset Purchase Agreement, on November 18, 2009, we entered into the First Financing Agreement with Eurasian pursuant to which Eurasian agreed to lend up to $2,000,000 to us in multiple installments in exchange for senior secured convertible promissory notes with a conversion price of $0.50 per share (“Notes”) and five-year warrants to acquire shares of common stock at an exercise price of $1.00 per share (“Warrants”) in the amount of each installment. The Warrants expire five years from the date of the investment.  The Notes are due on November 18, 2012, or upon default, whichever is earlier, and bear interest at the annual rate of 8%. The Notes have an optional conversion feature by which this lender can convert the principal and accrued interest into shares of our common stock at a conversion price of $0.50 per share. This brief description of the First Financing Agreement is only a summary of all material terms of the First Financing Agreement, and is qualified in its entirety by reference to the full text of the agreement, filed as Exhibit 10.8 to our Current Report on Form 8-K filed on November 24, 2009. Pursuant to the First Financing Agreement, we issued the following Notes and Warrants to Eurasian on the following dates:

Date of Note	Amount of Note	Number of Warrants
November 18, 2009	$334,905	334,905
February 5, 2010	$80,000	80,000
March 4, 2010	$300,000	300,000
March 25, 2010	$100,000	100,000
April 15, 2010	$250,000	250,000
July 22, 2010	$175,000	175,000
August 12, 2010	$ 25,000	25,000
August 18, 2010	$150,000	150,000
September 7, 2010	$ 70,000	70,000
September 24, 2010	$40,000	40,000
December 2, 2010	$25,000	25,000
December 15, 2010	$75,000	75,000
February 8, 2011	$100,000	100,000
March 1, 2011	$160,000	160,000
April 12, 2011	$115,095	115,095
Total	$2,000,000	2,000,000

The issuances were made pursuant to Regulation S promulgated by the SEC.  We believe that exemptions were available because (iii) the sales were made to eligible non-U.S. persons as that term is defined for purposes of Regulation S, and with regard to all transactions, (iii) transfers were restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities). We are obligated to register the shares of common stock underlying the Notes and the shares of common stock underlying the Warrants for resale.

On April 12, 2011, we entered into a second note and warrant purchase agreement with Eurasian (“Second Financing Agreement”), whereby Eurasian agreed to lend up to $2,400,000 to us multiple installments in exchange for senior secured convertible promissory notes with a conversion price of $1.00 per share (“New Notes”) and five-year warrants to acquire shares of common stock at an exercise price of $1.25 per share (“New Warrants”) in the amount of each installment. The New Warrants expire five years from the date of the investment. The New Notes are due on April 12, 2014, or upon default, whichever is earlier, bears interest at the annual rate of 8%.  The New Notes have an optional conversion feature by which Eurasian can convert the principal and accrued interest into shares of our common stock at a conversion price of $1.00 per share. This brief description of the Second Financing Agreement is only a summary of all material terms of the Second Financing Agreement, and is qualified in its entirety by reference to the full text of the agreement, filed as Exhibit 10.9 to our Current Report on Form 8-K filed on April 13, 2011.  Pursuant to the Second Financing Agreement, we issued the following New Notes and New Warrants to Eurasian on the following dates:

Date of New Note	Amount of New Note	Number of New Warrants
April 12, 2011	$410,000	410,000
May 24, 2011	$50,000	50,000
June 21, 2011	$400,000	400,000
Total	$860,000	860,000

The New Notes and New Warrants were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Regulation S promulgated pursuant to that act by the SEC. We are obligated to register the shares of common stock underlying the New Notes and the shares of common stock underlying the New Warrants for resale.

Discount Debentures and Series Warrants. On August 1, 2011, we closed a securities purchase agreement, dated July 26, 2011 (the “Securities Purchase Agreement”) with certain institutional investors (the “Investors” or, individually, the “Investor”) and issued to the Investors an aggregate principal value of approximately $1,310,621 of original issue discount convertible debentures (the “Debentures” or, individually, the “Discount Debenture”) and three series of warrants, the Series A Warrants, the Series B Warrants and the Series C Warrants, to purchase an aggregate of 2,621,241 shares of our common stock (collectively, the “Series Warrants” and the shares issuable upon exercise of the Series Warrants, collectively, the “Series Warrant Shares”) at an exercise price of $1.25 for the Series A and C Warrants and $1.00 for the Series B Warrants.  The Series A Warrants grant each Investor the right to purchase up to a number of shares of common stock equal to 50% of the shares underlying the principal amount of the Discount Debenture issued to such Investor, are exercisable immediately upon issuance and have a term of exercise equal to five years.  The Series B Warrants grant each Investor the right to purchase up to a number of shares of common stock equal to 100% of the shares underlying the principal amount of the Discount Debenture issued to such Investor, are exercisable immediately upon issuance and have a term of exercise equal to twelve months.  The Series C Warrants grant each Purchaser the right to purchase up to a number of shares of common stock equal to 50% of the shares underlying the principal amount of the Discount Debenture issued to such Investor, vest and are exercisable ratably commencing on the exercise of the Series B Warrants held by each Investor (or its assigns) and have a term of exercise equal to five years.  We are obligated to register the shares of common stock underlying the Discount Debentures and the shares of common stock underlying the Series Warrants for resale.

In connection with the Securities Purchase Agreement, we also closed a Placement Agent Agreement on June 20, 2011 with our placement agent (the “Placement Agent Agreement”) and issued Series A Warrants to purchase 91,743 shares of our common stock at an exercise price of $1.25 per share to our placement agent for services provided to us in connection with the Securities Purchase Agreement.
The securities sold pursuant to the Securities Purchase Agreement and the Placement Agent Agreement were issued in transactions which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated pursuant to that act by the SEC.

The foregoing description of the Securities Purchase Agreement, the Discount Debentures, the Series Warrants and the Placement Agent Agreement is only a summary of the material terms of each document and is qualified in its entirety by reference to the full text of each document.  Copies of the Form of Securities Purchase Agreement, the Form of Discount Debenture, the Form of Series A Warrant, the Form of Series B Warrant, the Form of Series C Warrant, and the Placement Agent Agreement are attached as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, and 10.8, respectively, to our Current Report on Form 8-K filed on August 1, 2011 and are incorporated herein by reference.

On November 15, 2011, one of the Investors elected to convert a portion of its outstanding Discount Debenture into shares of our common stock.  The Investor elected to convert $5,000 of the outstanding principal due on its Discount Debenture into 10,000 shares of our common stock, or approximately $0.50 per share.  On November 21, 2011, the same Investor elected to convert $20,000 of the outstanding principal due on its Discount Debenture into 40,000 shares of our common stock, or approximately $0.50 per share.  On November 23, 2011, the same Investor elected to convert $75,000 of the outstanding principal due on its Discount Debenture into 150,000 shares of our common stock, or approximately $0.50 per share.  On November 30, 2011, the same Investor elected to convert $135,300 of the outstanding principal due on its Discount Debenture into 270,600 shares of our common stock, or approximately $0.50 per share.

On December 6, 2011 and January 6, 2012, we issued 64,471 shares and 78,192 shares, respectively, to pay the interest due January 1, 2012 on the outstanding principal of the Discount Debentures to the Investor.  These interest conversion shares were calculated by dividing the applicable interest amount due to each Investor by the interest conversion rate of $0.1062 per share (90% of the 20-day VWAP for the 20-day VWAP for the 20 trading days prior to January 1, 2012), pursuant to the Discount Debentures.

On April 2, 2012, we issued 91,885 shares to pay the interest due April 1, 2012 on the outstanding principal of the Discount Debentures to the Investors.  These interest conversion shares were calculated by dividing the applicable interest amount due to each Investor by the interest conversion rate of $0.1110 per share (90% of the 20-day VWAP for the 20-day VWAP for the 20 trading days prior to April 1, 2012), pursuant to the Discount Debentures.

On August 1, 2012, we issued 16,724,329 shares to the Investors in exchange for all of the outstanding Discount Debentures and Series Warrants held by the Investors. The number of shares issued in exchange for the Discount Debentures was calculated by dividing the applicable principal and interest due on the Discount Debentures by the conversion rate of $0.07 per share. The number of shares issued in exchange for the Series Warrants was equal to the number of shares underlying the Series A Warrants.  Following such consummation, the Discount Debentures and the Series Warrants are no longer outstanding, and we extinguished $1,076,612.52 in principal and accrued and unpaid interest due under the Discount Debentures and 1,344,150 shares of common stock underlying the Series Warrants.  The shares were issued to each Investor pursuant to the exemption from registration and prospectus delivery requirements of the Securities Act of 1933, amended (the “Act”), provided by Section 3(a)(9) of the Act.

On August 1, 2012, we issued an aggregate of 523,483 shares of the Investors holding only Series A Warrants in exchange for the Series A Warrants held by those Investors. The number of shares issued in exchange for the Series A Warrants was equal to the number of shares underlying the Series A Warrants.  Following such consummation, the Series A Warrants are no longer outstanding, and we extinguished 523,483 shares of common stock underlying the Series A Warrants. The shares were issued to each Investor pursuant to the exemption from registration and prospectus delivery requirements of the Securities Act of 1933, amended (the “Act”), provided by Section 3(a)(9) of the Act.

Range Kentucky Holdings LLC.  On April 12, 2011, pursuant to the Range Agreement, we issued 8,500,000 shares of our common stock to Range Kentucky Holdings, LLC.  The shares of our common stock were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated pursuant to that act by the SEC.

On October 12, 2011, we satisfied the downside price protection provision of the Additional Shares Agreement dated April 12, 2011 with Range and issued Range an additional 1,389,353 shares of our common stock.  The shares of our common stock were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act.

Employees and Consultants.  On April 29, 2011, we issued 64,257 shares of our common stock to two independent contractors in exchange for services provided to us. The shares of our common stock were issued in transactions which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act.

On August 4, 2011, we issued 30,000 shares of our common stock to an employee and two independent contractors in exchange for services provided to us.  The shares of our common stock were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act.

On August 12, 2011, we issued 25,000 shares of our common stock to one of our officers in exchange for services provided to us.  The shares of our common stock were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act.

On September 22, 2011, we issued 30,000 shares of our common stock to an employee and two independent contractors in exchange for services provided to us.  The shares of our common stock were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act.

On September 22, 2011, we issued 43,207 shares of our common stock to a consultant in exchange for consulting services provided to us.  The shares of our common stock were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act.

On November 23, 2011, we issued 25,000 shares of our common stock to one of our officers in exchange for services provided to us.  The shares of our common stock were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act.

On November 23, 2011, we issued 30,000 shares of our common stock to an employee and two independent contractors in exchange for services provided to us.  The shares of our common stock were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act.

On November 23, 2011, we issued 41,545 shares of our common stock to a consultant in exchange for consulting services provided to us.  The shares of our common stock were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act.

On February 2, 2012, we issued 25,000 shares of our common stock to one of our officers in exchange for services provided to us.  The shares of our common stock were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act.

On February 2, 2012, we issued 30,000 shares of our common stock to an employee and two independent contractors in exchange for services provided to us. The shares of our common stock were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act.

On February 2, 2012, we issued 109,034 shares of our common stock to a consultant in exchange for services provided to us. The shares of our common stock were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act.

On May 9, 2012, we issued 25,000 shares of our common stock to one of our officers in exchange for services provided to us. The shares of our common stock were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act.

On May 9, 2012, we issued 30,000 shares of our common stock to an employee and two independent contractors in exchange for services provided to us. The shares of our common stock were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act.

On May 9, 2012, we issued 161,792 shares of our common stock to a consultant in exchange for services provided to us. The shares of our common stock were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act.

On August 1, 2012, we issued 1,900,000 shares of our common stock to M2 Law Professional Corporation, our legal counsel, in exchange for professional services provided to us.  The shares of our common stock were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act, which exemption is specified by the provisions of Section 4(2) of the Securities Act.

Purchases of Equity Securities. None.

Penny stock regulation.  Shares of our common stock will probably be subject to rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in “penny stocks.”  Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•
  a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;
•	a toll-free telephone number for inquiries on disciplinary actions;
•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
•	such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;
•	the compensation of the broker-dealer and its salesperson in the transaction;
•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.  Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

MANAGEMENT

Executive Officers and Directors. Our directors and principal executive officers are as specified on the following table:

Name	Age	Position
Allan Millmaker	60	Chief Executive Officer, President, Director
Donald Sebastian	60	Chief Financial Officer
Philip Mann	26	Secretary, Director

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. The Our Bylaws specify that we shall have at least two and not more than seven directors. The number of directors may be increased or decreased from time to time by the Board of Directors.

Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors. Biographical resumes of each officer and director are set forth below.

Allan Millmaker. Mr. Millmaker, our Chief Executive Officer and President since April 13, 2012 (previously our Chief Executive Officer and President from November 19, 2009 to December 14, 2011) and one of our directors since November 19, 2009, has over thirty years of experience in the oil and gas industry. From 2005 to the present, Mr. Millmaker has worked as an independent project generator specializing in the development of quality oil and gas projects and oil service business ventures. From 2002 to 2005, Mr. Millmaker worked for Bluewater Offshore Production Systems (U.S.A.), Inc., one of Europe’s leading providers to the offshore oil industry, where he was responsible for operations in North and South America. Bluewater Offshore Production Systems, Inc. ("Bluewater") specializes in the design, development, lease and operation of tanker-based production and storage systems, owns and operates a number of floating production storage and offloading systems, and provides single point mooring systems.  Bluewater has working interest in oil and gas properties.  Mr. Millmaker was instrumental in acquiring oil and gas properties for Bluewater.

From 1995 to 2001, Mr. Millmaker worked for Navion ASA (“Navion”) as Senior Vice President for the Floating Production Business. His division was responsible for developing business for the Multipurpose Shuttle Tankers and establishing Navion as a Floating Production Storage and Offloading (FPSO) supplier. During his tenure, Navion won contracts for the Navion Munin FPSO, operating at the Lufeng 22-1 field in the South China Sea and the Berge Hugin FPSO, which is producing at the Pierce field in the UK sector of the North Sea. From 1991 to 1995, he acted as an independent consultant for Kerr McGee in the UK on the Gryphon project and later for Shell on the Troll and Draugen projects.

From 1979 to 1986, he worked for Mobil Exploration Norway Inc.’s (“Mobil”) engineering team, helping to bring the Statfjord “A” wells on-stream, and later became Offshore Production Supervisor. In 1983, he joined Mobil’s operations team where he was Operations Superintendent for the Statfjord “A” platform and in 1986, Platform Manager for Statfjord “B” platform.  When the operatorship of the Statfjord field was transferred to Statoil, Mr. Millmaker accepted the offer to continue with Statoil and from 1987 was seconded to Shell as Deputy Project Manager on the Troll Phase 1 Project. In 1989 he joined Shell as Operations Manager on the Northwest Shelf Gas Project in Western Australia.

From 1974 to 1979, Mr. Millmaker served as a production engineer for British Petroleum (BP) in Abu Dhabi, where he worked in the production and drilling departments. He obtained a first class honors and Bachelors of Science. Degree in Production Engineering and Management from the University of Strathclyde, Glasgow in 1974.

Mr. Millmaker’s long term of service in the oil and gas industry and his management skills exhibited, and experience obtained were material considerations that led the Board of the Directors to conclude that Mr. Millmaker should serve as one of our directors. Mr. Millmaker is not an officer or director of any other reporting company.

Donald Sebastian.  Mr. Sebastian has been our Chief Financial Officer since May 1, 2011.  Prior to joining our Company, Mr. Sebastian served as Chief Financial Officer, Principal Accounting Officer and Vice President of Velocity Energy Inc. (OTCBB: VYCE) from June 2008 to April 2011.  From 2004 to 2008, Mr. Sebastian served as Vice President of Onshore Operations and Business Development with Michael Baker Corporation (NYSE Amex: BKR).  From 1979 to 2004, he served in various executive capacities including Senior Vice President responsible for the Gulf Coast Onshore and Offshore Business Unit and Chief Financial Officer of J. M. Huber Corporation. He has over 37 years of experience in the oil and gas industry and has the financial and accounting expertise traditionally associated with Chief Financial Officers as well as substantial onshore and offshore operating expertise.  Mr. Sebastian earned a Bachelor of Science Degree in Business Administration from Trinity University in 1974.   Mr. Sebastian is not an officer or director of any other reporting company.

Philip Mann. Mr. Mann has been our Secretary and one of our directors since November 19, 2009. Mr. Mann also served as our Chief Financial Officer from November 2009 to May 2011.  Mr. Mann currently devotes approximately 40 to 50 hours per week to us. Mr. Mann has approximately five years of experience with companies in the oil and gas industry. From August 2008 to July 2009, Mr. Mann worked as an independent consultant, providing accounting and financial services to several public and private oil companies. From June to August 2008, Mr. Mann worked for Aker Floating Production ASA in Singapore working on the conversion of the Dhirubhai-1 Floating Production Storage and Offloading vessel as a member of the site team, where Mr. Mann’s role included commercial and accounting work related to overseeing and managing purchase orders and work order claims. Mr. Mann did not provide any other accounting and financial services to Aker Floating Production ASA. From 2006 to 2007, Mr. Mann worked for Capital Shipbrokers Ltd., a leading tanker broker, where Mr. Mann’s role was as a trainee and junior shipbroker. Mr. Mann did not provide financing and accounting services to Capital Shipbrokers Ltd. From July 2005 to the present, Mr. Mann has been working as a consultant for SMV Engineering Ltd. Mr. Mann’s role includes accounting and financial services, specifically financial planning and project costing and financing with the commercial department for the development of new projects with a focus on engineering, commissioning and project management of Floating Production Storage & Offloading vessels and Floating Storage & re-gasification units. He was awarded an International Baccalaureate Certificate from King William’s College, Isle of Man in 2004.

Mr. Mann’s experience and skill with companies in the oil and gas industry and his experience with project development, management and finance background were the material considerations that led our Board of Directors to conclude that Mr. Mann should serve as one of our directors.  Mr. Mann is not an officer or director of any other reporting company.

All directors hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected.  All officers are appointed annually by the Board of Directors and, subject to employment agreements, serve at the discretion of the board. Currently, directors receive no cash compensation.

There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

There are no family relationships among our directors or among our executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our directors, officers and persons owning more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC.  Based upon our review of the copies of such reports furnished to us, or representations from certain reporting persons that no other reports were required, we believe all applicable filing requirements were complied with during the fiscal year ended April 30, 2012.

Corporate Governance.

Nominating Committee. The Board of Directors has no formal nominating committee. Our entire Board of Directors participates in consideration of director nominees. The Board will consider candidates who have experience as a board member or senior officer of a company or who are generally recognized in a relevant field as a well-regarded practitioner, faculty member or senior government officer.  The Board of Directors will also evaluate whether the candidates' skills and experience are complementary to the existing Board of Directors' skills and experience as well as the Board’s need for operational, management, financial, international, technological or other expertise. The Board of Directors will interview candidates that meet the criteria and then select nominees that the Board believes best suit our needs.

The Board of Directors will consider qualified candidates suggested by stockholders for director nominations. Stockholders can suggest qualified candidates for director nominations by writing to our Corporate Secretary, at 10575 Katy Freeway, Suite 300, Houston, Texas 77024. Submissions that are received that meet the criteria described above will be forwarded to the Board of Directors for further review and consideration. The Board of Directors will not evaluate candidates proposed by stockholders any differently than other candidates.  There have been no material changes to the procedures by which our stockholders may recommend nominees to the Board of Directors.

Compensation Committee. The Board of Directors has no formal compensation committee.  Our Board of Directors acts as the compensation committee.

Audit Committee. Presently, our Board of Directors acts as the audit committee. During the next six to twelve months, we hope to establish a formal audit committee, which will be responsible for: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (3) establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters; (4) engaging outside advisors; and, (5) funding for the independent auditor and any outside advisors engaged by the audit committee. We will adopt an audit committee charter when we establish the audit committee.

Audit Committee Financial Expert. We do not have a board member who is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we have not commenced operations, at the present time, we believe the services of a financial expert are not warranted.

Code of Ethics. We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.

Director Independence. None of our directors are deemed independent. Our directors also hold positions as officers.

EXECUTIVE COMPENSATION

Summary Compensation Table.   The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our principal executive officers during the years ended April 30, 2012 and 2011.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year Ended	Salary $	Bonus $	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Allan Millmaker, President, CEO	2012	$110,000	$5,000	0	0	0	0	0	$115,000
	2011	$111,000	0	0	0	0	0	0	$111,000

Donald Sebastian, CFO	2012	$69,000	$3,000	$25,750	0	0	0	0	$97,750
	2011	0	0	0	0	0	0	0	0

Philip Mann, CFO, Secretary*	2012	$72,000	0	0	0	0	0	0	$72,000
	2011	$67,500	0	0	0	0	0	0	$67,500

* On May 1, 2011, Philip Mann resigned his position as our Chief Financial Officer, and Don Sebastian was appointed as our Chief Financial Officer.

Employment Contracts and Termination of Employment. On November 19, 2009, we entered into an executive employment agreement with Allan Millmaker (“Millmaker Agreement”).  Under the terms of the Millmaker Agreement, Mr. Millmaker has agreed to serve as our President and Chief Executive Officer for a period of three years.  The Millmaker Agreement provides for an initial base salary of $6,000 per month. The base salary amount shall increase by $1,000 after the last day of each of our fiscal quarters during the first fiscal year of the Millmaker Agreement.  Mr. Millmaker is also eligible to participate in benefit and incentive programs we may offer.

On November 19, 2009, we entered into an executive employment agreement with Philip Mann (“Mann Agreement”).  Under the terms of the Mann Agreement, Mr. Mann has agreed to serve as our Chief Financial Officer and Secretary for a period of three years.  The Mann Agreement provides for an initial base salary of $4,000 per month. The base salary amount shall increase by $500 after the last day of each of our fiscal quarters during the first fiscal year of the Mann Agreement.  Mr. Mann is also eligible to participate in benefit and incentive programs we may offer.

On May 1, 2011, we entered into an employment agreement with Don Sebastian (“Sebastian Agreement”).  Pursuant to the Sebastian Agreement, Mr. Sebastian will serve as our Chief Financial Officer for an initial term of two years with an additional one year extension granted automatically unless a sixty day written notice to the contrary is provided by either Mr. Sebastian or us.  Mr. Sebastian will receive base compensation of $5,000 per month, with a $500 increase at the end of each fiscal quarter during the first fiscal year of the Employment Agreement and, subject to the sole discretion of the Compensation Committee of our Board of Directors, additional bonuses upon (1) the listing of our common stock on the NYSE Amex and (2) the last day of each fiscal year.  Mr. Sebastian will also receive equity compensation of 25,000 shares of our common stock for each fiscal quarter during the term of the Sebastian Agreement.  Mr. Sebastian is also eligible to participate in benefit and incentive programs we may offer.

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors.

Outstanding Equity Awards. As of April 30, 2012, the following named executive officers had the following unexercised options, stock that has not vested, and equity incentive plan awards:

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	# Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Not Vested	Market Value of Shares or Units Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested	Value of Unearned Shares, Units or Other Rights Not Vested
Allan Millmaker, President, CEO	0	0	0	0	0	0	0	0	0
Donald Sebastian, CFO	0	0	0	0	0	0	0	0	0
Philip Mann, CFO, Secretary*	0	0	0	0C	0	0	0	0	0
  * On May 1, 2011, Philip Mann resigned his position as our Chief Financial Officer, and Don Sebastian was appointed as our Chief Financial Officer.

Stock Options/SAR Grants. On December 21, 2011, our Board of Directors approved the Alamo Energy Corp. 2011 Stock Option Plan (the “Plan”).  No grants of stock options were made pursuant to the Plan during the fiscal year ended April 30, 2012.

Long-Term Incentive Plans. There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers.

Director Compensation. Our directors received the following compensation for their service as directors during the fiscal year ended April 30, 2012:

Name	Fees Earned or Paid in Cash $	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation $	Non-Qualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Allan Millmaker	0	0	0	0	0	0	0
Philip Mann	0	0	0	0	0	0	0

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 17, 2012, by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

The number of shares beneficially owned by each 5% holder, director or executive officer is determined by the rules of the SEC, and the information does not necessarily indicate beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power and also any shares that the person or entity can acquire within 60 days of August 17, 2012 through the exercise of any stock option or other right. For purposes of computing the percentage of outstanding shares of common stock held by each person or entity, any shares that the person or entity has the right to acquire within 60 days after August 17, 2012 are deemed to be outstanding with respect to such person or entity but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or entity. Unless otherwise indicated, each person or entity has sole investment and voting power (or shares such power with his or her spouse) over the shares set forth in the following table. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. As of August 17, 2012, and after giving effect to the issuances described above, there were 79,104,638 shares of common stock issued and outstanding.

Title Of Class	Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Owner	Percentage of Class (1)
Common Stock	Alamo Oil Limited (2) 5 Spinnaker Close Hedon Hull, United Kingdom HU12 8RE101	10,500,000 Shares Beneficial Owner	13.27%
Common Stock	Anson Investments Master Fund LP (3) 5950 Berkshire Lane, Suite 510 Dallas, Texas 75225	7,857,339 Shares Beneficial Owner	9.93%
Common Stock	Capital Ventures International (4) c/o Heights Capital Management Inc. 101 California Street, Suite 3250 San Francisco, California 94111	5,342,990 Shares Beneficial Owner	6.75%
Common Stock	Philip Mann 10575 Katy Freeway, Suite 300 Houston, Texas 77024	2,244,950 Shares Secretary and Director	2.84%
Common Stock	Allan Millmaker 10575 Katy Freeway, Suite 300 Houston, Texas 77024	7,000,020 Shares Chief Executive Officer, President and Director	8.85%
Common Stock	Range Kentucky Holdings, LLC (5) 504 Fremont Thermopolis, WY 82443-2913	9,884,353 Shares Beneficial Owner	12.50%
Common Stock	Donald Sebastian 10575 Katy Freeway, Suite 300 Houston, Texas 77024	114,059 Shares (6) Chief Financial Officer	*
Common Stock	All Executive Officers and Directors as a Group	9,359,029 Shares	11.83%
* Denotes less than 1%.
(1)  Percentage of beneficial ownership of our common stock is based on 79,104,638 shares of common stock outstanding as of the date of the table.
(2)  Michael Stott holds voting and dispositive power over the shares held by Alamo Oil Limited.
(3)  Adam Spears is the portfolio manager of Anson Investments Master Fund LP and has voting and dispositive power over the shares beneficially owned by Anson Investments Master Fund LP.
(4)  Heights Capital Management, Inc. is the investment manager to Capital Ventures International and has voting and dispositive power over the shares beneficially owned by Capital Ventures International.  The number of Shares was calculated based on the Schedule 13G filed by Capital Ventures International on August 9, 2012.
(5)  Range Exploration Partners LLC is the sole manager of Range Kentucky Holdings LLC. Range Exploration Partners LLC is managed by Messrs. Frode Aschim, William Byrd and Petter Hagland. Each of Messrs. Aschim, Byrd and Hagland hold shared voting and dispositive power over the shares held by Range Exploration Partners LLC.  Each of Messrs. Aschim, Byrd and Hagland disclaims beneficial ownership of the shares held of record by Range Exploration Partners LLC to the extent of his respective pecuniary interest therein.  The number of Shares was calculated based on the Schedule 13G/A filed by Range Kentucky Holdings LLC on February 10, 2012.
(6)   Includes 14,059 shares, which are held by Tahoe Energy, LLC, of which Donald Sebastian is the managing member.  Mr. Sebastian holds voting and dispositive power over the shares held by Tahoe Energy, LLC.

Changes in Control.  Our management is not aware of any arrangements which may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-K.   Our Articles of Incorporation and our Bylaws do not contain any other provisions which were included to delay, defer, discourage or prevent a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related party transactions.

Office Space.  Our executive offices are located at 10575 Katy Freeway, Suite 300, Houston, Texas 77024, where we occupy approximately 690 square feet of office. We sublease our offices from Allan Millmaker, our Chief Executive Officer, President and a director, and in exchange for $1,000 per month on a month to month basis.

We also maintain an office in London, United Kingdom, where we occupy approximately 130 square feet of office space, which we sublease from Philip Mann, our Secretary and a director, in exchange for £1,500 per month on a month to month basis.

Our subsidiary, KYTX Pipeline LLC, subleases an office from a stockholder (Range), a warehouse building and a yard facility in Gray County, Kentucky with a value of  $1,500 per month that is contributed by one of the Company’s employees.

Director Independence. We do not have any independent directors.  The determination of independence of directors has been made using the definition of “independent director” contained under Rule 4200(a)(15) of the Rules of National Association of Securities Dealers.

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K.

CHANGES IN AND DISAGREEMENTS WITH CERTIFYING ACCOUNTANTS

There have been no changes in or disagreements with our accountants during two most recent fiscal years required to be disclosed pursuant to Item 304 of Regulation S-K.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling shareholders has been passed upon by M2 Law Professional Corporation, located in Newport Beach, California.

EXPERTS

Our financial statements for the period from inception to April 30, 20112, and for the year ended April 30, 2012 appearing in this prospectus which is part of a Registration Statement have been audited by Q Accountancy Corporation and are included in reliance upon such reports given upon the authority of Q Accountancy Corporation, as experts in accounting and auditing.

The proved reserves, future production and discounted future net income information prepared by Nova Resource, Inc. appearing in this prospectus which is part of a Registration Statement has been included herein in reliance upon the authority of such firms as experts with respect to matters contained in such reserve reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC pursuant to the Securities Act.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information regarding us and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement.

FINANCIAL STATEMENTS
FOR THE YEAR ENDED APRIL 30, 20121 AND
FOR THE PERIOD OF INCEPTION (SEPTEMBER 1, 2009) THROUGH APRIL 30, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of
Alamo Energy Corp.

We have audited the accompanying  consolidated balance sheets of Alamo Energy Corp. (an exploration stage company) as of April 30, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and for the period from inception (September 1, 2009) through April 30, 2012.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alamo Energy Corp. (an exploration stage company) as of April 30, 2012 and 2011 and the results of its operations and its cash flows for the years then ended and for the period from inception (September 1, 2009) through April 30, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As more fully described in Note 4, the Company has incurred an operating loss and has an accumulated deficit.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 4.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Q Accountancy Corporation

Irvine, California
August 10, 2012

ALAMO ENERGY CORP.
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
APRIL 30, 2012 AND 2011

ASSETS

	2012	2011
Current assets:
Cash and cash equivalents	$80,903	$45,098
Accounts receivable	49,220	107,218
Prepaid expenses	-	2,585
Total current assets	130,123	154,901

Oil and gas properties
Proved	1,983,105	1,435,726
Unproved	3,322,158	3,288,898
Property, plant and equipment
Well machinery and equipment	1,755,472	1,736,385
Furniture, fixtures and other	279,070	274,149
Less: accumulated depletion, depreciation and amortization	(348,686)	(35,449)
Net oil and gas properties, plant and equipment	6,991,119	6,699,709

Goodwill	1,394,215	1,394,215

Total assets	$8,515,457	$8,248,825

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,024	$109,115
Accrued liabilities	604,472	324,060
Senior convertible promissory notes, net of discount of $243,770	1,756,230	-
Total current liabilities	2,364,726	433,175

Senior convertible promissory notes, net of discount of $1,147,737 and $1,300,340, respectively	775,284	1,159,660

Stockholders’ Equity:
Common stock, $0.001 par value, 3,000,000,000 shares authorized, 59,484,145 and 57,232,777 shares issued and outstanding, respectively	59,484	57,233
Additional paid in capital	10,584,870	8,905,189
Deficit accumulated during exploration stage	(5,268,907)	(2,306,432)
Total stockholders’ equity	5,375,447	6,655,990
Total liabilities and stockholders’’ equity	$8,515,457	$8,248,825

See accompanying notes to financial statements.

ALAMO ENERGY CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended April 30, 2012	Year Ended April 30, 2011	Inception (September 1, 2009) through April 30, 2012

Oil and gas revenues	$704,938	$251,337	$1,021,706

Operating costs and expenses:
Lease operating costs	100,767	103,331	209,957
Production costs	194,512	24,334	236,564
Depletion, depreciation and amortization	313,236	26,622	348,685
Salaries, wages and related expense	426,736	207,572	708,076
Legal and professional	360,378	234,451	828,692
Other general and administrative	612,860	304,946	1,034,717

Total operating costs and expenses	2,008,489	901,256	3,366,691

Loss from operations	(1,303,551)	(649,919)	(2,344,985)

Other income (expense):
Interest expense	(350,514)	(266,743)	(636,026)
Interest expense – debt discount amortization	(1,308,765)	(903,711)	(2,304,455)
Other income	355	16,204	16,561

Total other income (expense)	(1,658,924)	(1,154,250)	(2,923,920)

Net loss before income taxes	(2,962,475)	(1,804,169)	(5,268,905)

Provision for income taxes	-	-	-

Net loss	$(2,962,475)	$(1,804,169)	$(5,268,905)

Net loss per share – basic and diluted	$(0)	$(0)

Weighted average shares outstanding – basic and diluted	58,402,967	51,020,552

See accompanying notes to financial statements.

ALAMO ENERGY CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM INCEPTION (SEPTEMBER 1, 2009) THROUGH APRIL 30, 2012

	Shares *	Amount	Additional Paid-In Capital	Deficit Accumulated During Exploration Stage	Total Stockholders’ Equity

Balance, September 1, 2009	176,668,500	176,669	$(176,669)	$-	$-

Shares issued for oil and gas properties	10,500,000	10,500	289,500	-	300,000

Cancellation of shares for cash and assumption of liabilities	(138,499,980)	(138,500)	58,635	-	(79,865)

Discount on convertible notes payable	-	-	900,935	-	900,935

Contribution of facilities rent	-	-	2,800	-	2,800

Net loss	-	-	-	(502,262)	(502,262)

Balance, April 30, 2010	48,668,250	48,669	1,075,201	(502,262)	621,608

Shares issued for acquisitions	8,500,000	8,500	6,366,500	-	6,375,000

Shares issued for services	64,257	64	64,193	-	64,256

Discount on convertible notes payable	-	-	1,395,095	-	1,395,095

Contribution of facilities rent	-	-	4,200	-	4,200

* retroactively stated for 30-for-1 forward stock split.

See accompanying notes to financial statements.

ALAMO ENERGY CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM INCEPTION (SEPTEMBER 1, 2009) THROUGH APRIL 30, 2012

	Shares *	Amount	Additional Paid-In Capital	Deficit Accumulated During Exploration Stage	Total Stockholders’ Equity

Net loss				(1,804,169)	(1,804,169)

Balance, April 30, 2011	57,232,777	$57,233	$8,905,189	$(2,306,432)	$6,655,990

Additional shares issued for acquisition	1,534,561	1,535	$(1,535)	-	-

Shares issued for services	222,207	222	167,613	-	167,835

Discount on convertible notes payable	-	-	1,483,685	-	1,483,685

Shares issued for conversion of notes payable	494,600	494	29,918	-	30,412

Net loss	-	-	-	C(2,962,475)	(2,962,475)

Balance, April 30, 2012	59,484,145	$59,484	$10,584,870	$(5,268,907)	$5,375,447

* retroactively stated for 30-for-1 forward stock split.

See accompanying notes to financial statements.

ALAMO ENERGY CORP.
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended April 30, 2012	Year Ended April 30, 2011	Inception (September 1, 2009) through April 30, 2012
Cash flows from operating activities:
Net loss	$(2,962,475)	$(1,804,169)	$(5,268,907)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Warrants issued to placement agent	62,188	-	62,188
Depletion, depreciation and amortization	313,236	26,622	348,685
Rent contributed by officer	-	4,200	7,000
Common stock issued for services	167,835	64,256	232,091
Accretion of debt discount	1,308,765	903,711	2,304,455
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	57,998	(89,184)	(49,220)
(Increase) decrease in prepaid expenses	2,585	5,499	-
Increase (decrease) in accounts payable	(104,092)	50,489	4,024
Increase in accrued liabilities	280,412	305,337	604,472

Net cash used in operating activities	(873,548)	(533,239)	(1,755,212)

Cash flows from investing activities:
Purchase of oil and gas properties	(580,639)	(1,096,920)	(2,108,581)
Purchase of property and equipment	(24,008)	(5,296)	(29,304)

Net cash used in investing activities	(604,647)	(1,102,216)	(2,239,019)

Cash flows from financing activities:
Proceeds from issuance of senior convertible notes	1,514,000	1,395,095	3,974,000

Net cash provided by financing activities	1,514,000	1,395,095	3,974,000

Net increase (decrease) in cash	35,805	(240,360)	80,903

Cash and cash equivalents, beginning of period	45,098	285,458	-

Cash and cash equivalents, end of period	$80,903	$45,098	$80,903

Supplemental Cash Flow Information
Cash paid for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-
Non-cash transactions:
Common stock issued for oil and gas properties	$-	$6,375,000	$6,675,000
Shares issued for conversion of notes payable	$30,412	$-	$30,412

See accompanying notes to financial statements.

ALAMO ENERGY CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2012 AND 2011

1.	BUSINESS AND ORGANIZATION

Alamo Energy Corp. is an early stage oil and gas company focused on exploration and production of oil and natural gas.

Alamo Energy Corp. (the Company) was incorporated as Alamo Oil Limited, a UK corporation (Alamo Oil) on September 1, 2009.  On November 18, 2009 (the Closing Date), Alamo Oil completed an Asset Purchase and Sale Agreement (the Asset Purchase Agreement) with Green Irons Holdings Corporation (Green Irons).  Following the closing of the Asset Purchase Agreement and pursuant to the Plan of Merger (the Merger), the assets of Alamo Oil were acquired by Green Irons and a wholly-owned subsidiary of Green Irons was then merged with Green Irons, and Green Irons changed its name to Alamo Energy Corp.  For accounting purposes, the Asset Purchase was treated as a reverse merger and a recapitalization of Alamo Oil.  Effective November 19, 2009, the Company effectuated a thirty-for-one split (the Stock Split) of the authorized number of shares of its common stock and all of its then-issued and outstanding common stock, par value $0.001 per share.

On April 12, 2011, the Company acquired 100% of the membership interest of three (3) affiliated entities, KYTX Oil and Gas, LLC, KYTX Pipeline, LLC, and KYTX Drilling, LLC from their sole member in exchange for cash and shares of the Company’s common stock.  As a result, the each of the entities became wholly owned subsidiaries to further exploit the oil and gas properties held by KYTX Oil and Gas, LLC and the related well equipment and gathering assets held by KYTX Pipeline, LLC and KYTX Drilling, LLC, respectively.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Alamo Energy Corp. and our wholly-owned subsidiaries from the date of acquisition.  All intercompany transactions have been eliminated.

Exploration Stage

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America, and are expressed in United States dollars.  The Company has not produced significant revenues from its principal business and is in the exploration stage company as defined by ASC 915, Development Stage Entities.

As of April 30, 2012, the Company owns a 100% working interest in certain oil and gas leases in Knox County, Kentucky, a 20% working interest in certain oil and gas leases in Brown County, Texas, a 50% working interest in certain leases in Ritchie County, West Virginia, and farm-in and participation rights agreements in onshore oil and gas properties in the UK.

The Company’s success will depend in large part on its ability to obtain and develop oil and gas interests within the United States and other countries. There can be no assurance that oil and gas properties obtained by the Company will contain reserves or that properties with reserves will be profitable to extract. The Company will be subject to local and national laws and regulations which could impact our ability to execute our business plan.

As discussed in Note 4, the accompanying financial statements have been prepared assuming the Company will continue as a going concern.

ALAMO ENERGY CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2012 AND 2011

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses.  Actual amounts could materially differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased, to be cash equivalents.

Fair Value of Financial Instruments

The Company is required to estimate the fair value of all financial instruments included on its balance sheet.  The carrying value of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to the short period to maturity of these instruments.

Oil and Gas Properties

The Company follows the full cost method of accounting for its investments in oil and gas properties. Under the full cost method, all costs associated with the exploration of properties are capitalized into appropriate cost centers within the full cost pool. Internal costs that are capitalized are limited to those costs that can be directly identified with acquisition, exploration, and development activities undertaken and do not include any costs related to production, general corporate overhead, or similar activities. Cost centers are established on a country-by-country basis.

Capitalized costs within the cost centers are amortized on the unit-of-production basis using proved oil and gas reserves. The cost of investments in unproved properties and major development projects are excluded from capitalized costs to be amortized until it is determined whether or not proved reserves can be assigned to the properties. Until such a determination is made, the properties are assessed annually to ascertain whether impairment has occurred. The costs of drilling exploratory dry holes are included in the amortization base immediately upon determination that the well is dry.

For each cost center, capitalized costs are subject to an annual ceiling test, in which the costs shall not exceed the cost center ceiling. The cost center ceiling is equal to i) the present value of estimated future net revenues computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves computed using a discount factor of ten percent and assuming continuation of existing economic conditions; plus ii) the cost of properties not being amortized; plus iii) the lower of cost or estimated fair value of unproven properties included in the costs being amortized; less iv) income tax effects related to differences between the book and tax basis of the properties. If unamortized costs capitalized within a cost center, less related deferred income taxes, exceed the cost center ceiling, the excess is charged to expense and separately disclosed during the period in which the excess occurs.

ALAMO ENERGY CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2012 AND 2011

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Wells and Equipment

Wells and equipment are stated at cost.  Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred.  When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.  Depreciation of property and equipment is computed using the units of production and straight line methods over the estimated useful lives of the assets.  Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the related lease term.

 Impairment of Long-Lived Assets

The Company reviews the carrying values of its long-lived and intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets.

The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.  For the years ended April 30, 2011 and 2010, the Company has not incurred an impairment loss on its long-lived assets.

Asset Retirement Obligation

The Company accounts for its future asset retirement obligations by recording the fair value of the liability during the period in which it was incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The increase in carrying value of a property associated with the capitalization of an asset retirement cost is included in proved oil and gas properties within the Company’s balance sheets. The Company depletes the amount added to proved oil and gas property costs using the units-of-production method and the straight-line basis over the life of the assets.

The Company’s asset retirement obligation consists of costs related to the plugging of wells, removal of facilities and equipment and site restoration on its oil and gas properties and gathering assets. The asset retirement liability is allocated to operating expense using a systematic and rational method.

Revenue Recognition

Working interest, royalty and net profit interests are recognized as revenue when oil and gas are sold.  The Company records the sale of its interests in prospects generally as a reduction to the cost pool without gain or loss recognition unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to a cost center.  A significant alternation would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool.  All terms of the sale are to be finalized and price readily determinable.

ALAMO ENERGY CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2012 AND 2011

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income (Loss)

The Company reports and displays its components of comprehensive income or loss in its financial statements with the same prominence as other financial statement amounts.  For the years ended April 30, 2012 and 2011, the Company had no other component of comprehensive loss other than its net loss as reported within the statements of operations.

Basic and Diluted Earnings (Loss) Per Share

Basic earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share is computed in the same way as basic earnings (loss) per common share except that the denominator is increased to include the number of additional common shares that would be outstanding if all potential common shares had been issued and if the additional common shares were dilutive.

Recent Accounting Pronouncements

In September 2011, the FASB issued Accounting Standards Update No. 2011-08, Intangibles - Goodwill and Other (Topic 350) - Testing Goodwill for Impairment (ASU 2011-08), to allow entities to use a qualitative approach to test goodwill for impairment. ASU 2011-08 permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed two-step goodwill impairment test. Otherwise, the two-step goodwill impairment test is not required. ASU 2011-08 is effective for us in fiscal 2013 and earlier adoption is permitted. The Company is currently evaluating the impact of our pending adoption of ASU 2011-08 on our consolidated financial statements.

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Reclassifications

Certain amounts in the 2011 financial statements have been reclassified for comparative purposes to conform to the current year presentation.

3.           CONCENTRATION OF CREDIT RISK AND ECONOMIC DEPENDENCY

The Company collects its receivables on its working interests in oil and gas properties from the well operators.  As such, the Company generally has relatively few customers.  These receivables are unsecured and the Company performs ongoing credit evaluations of the well operators’ financial condition whenever necessary.  At April 30, 2012, the Company had two (2) customers that accounted for 100% of its outstanding receivables and correspondingly, its oil and gas sales.  Bad debt expense is recognized on an account-by-account review after all means of collection have been exhausted and recovery is not probable.  There has been no bad debt expense for the years ended April 30, 2012 and 2011.

The Company receives certain well drilling and pipeline transportation services from its subsidiaries.

ALAMO ENERGY CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2012 AND 2011

4.           GOING CONCERN

The Company is in the exploration stage, has minimal revenues and has incurred losses from operations of ($5,268,907) since inception and has used $1,755,212 in cash for operating activities since inception.  Due to the Company’s sustained losses, additional debt and equity financing will be required by the Company to fund its activities and to support operations.  There is no assurance that the Company will be able to obtain additional financing.  Furthermore, the Company's existence is dependent upon management's ability to develop profitable operations.  These factors, among others, raise substantial doubt that the Company will be able to continue as a going concern.

Management is currently devoting substantially all of its efforts to exploit its existing oil and gas properties and recover as much of the resources available.  The Company also continues to search for additional productive properties.  There can be no assurance that the Company's efforts will be successful, or that those efforts will translate in a beneficial manner to the Company. The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

5.           ACQUISITION

On April 12, 2011, the Company acquired 100% of the membership interest of three (3) affiliated entities, KYTX Oil and Gas, LLC, KYTX Pipeline, LLC, and KYTX Drilling, LLC (the KYTX entities) from their sole member in exchange for $400,000 in cash and 8,500,000 shares of the Company’s common stock valued at $6,375,000 and subject to certain other conditions and obligations.

The acquisition was accounted for as a purchase, with the assets acquired and liabilities assumed recorded at fair value, and the results of the KYTX entities’ operations included in our financial statements from the date of acquisition.

The allocation of the purchase price of the assets acquired and liabilities assumed based on their fair values is as follows:

Proved oil and gas properties	$1,135,725
Unproved oil and gas properties	2,204,640
Other property and equipment	2,053,741
Goodwill	1,394,215

Total assets acquired	6,788,321
Liabilities assumed	(13,321)

Total purchase price	$6,775,000

ALAMO ENERGY CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2012 AND 2011

6.           OIL AND GAS PROPERTIES

On November 18, 2009, the Company acquired various oil and gas property rights in Frio County, Texas, with a fair value of $300,000, in exchange for 10,500,000 (350,000 pre-split) shares of the Company’s common stock.

 On March 4, 2010, the Company entered into an operating agreement (the “Operating Agreement”) with Boardman Energy Partners, LLC (“Boardman”), for the purchase of participation rights with regard to Boardman’s operation of wells in the Taylor TDS Five Well Program (“Program”) located on the H.V. Taylor Lease in the Middle Eastern section of the Gradyville Quadrangle, Adair County, Kentucky, for the purpose of oil and gas exploration and development. Boardman is the operator of the project with full control of all operations. The Operating Agreement provides for the Company's purchase of fractional undivided working interests (“Units”) in the operation of the wells drilled and operated under the Operating Agreement. Each Unit gives the purchaser the participation rights and revenue interests in the operation of the Program, at the rate of 2.0% working interest and 1.5% net revenue interest per Unit purchased.

The Operating Agreement is subject to an Addendum (Operating Agreement Addendum), referencing the incorporation of the subscription agreement concerning the purchase of the participation rights set forth in the Operating Agreement. The Operating Agreement Addendum sets forth the representation Boardman had met the escrow conditions as of September 12, 2009 such that the funds received from the Company would be immediately available for use.

In conjunction with the Operating Agreement, the Company entered into a Subscription and Customer Agreement (“Subscription Agreement”) with Third Coast Energy & Development, LLC, (“Third Coast”) as consideration for the Company's participation in the Operating Agreement, in the amount of $303,986. The Company purchased eight Units at the rate of $37,996 per Unit in the Program described above. The Units have not been registered with any federal or state agency, and in accordance with applicable securities laws, may not be freely transferred except in accordance with such laws.

In May 2010, the Company entered into a participation agreement with Allied Energy, Inc. (“Allied”), pursuant to which the Company acquired an undivided 50% working interest in the Florence Valentine Lease and a working interest and net revenue interest in the Valentine #1 re-entry well. This well is located on approximately 115 acres in Ritchie County, West Virginia within the Burning Springs Anticline. Allied is the operator of the project with full control of all operations. The Company paid the total drilling and completion costs of $153,500 to earn in the Valentine #1 re-entry well and the Florence Valentine lease a before payout working interest of 70% and net revenue interest of 59.08 (70% x 84.4%) and an after payout working interest of 50% and net revenue interest of 42.2% (50% x 84.4%).

On August 4, 2010, the Company entered into a Participation Agreement (the “Agreement”) with Allied Energy, Inc. (“Allied”), which the Company acquired an undivided fifty percent (50%) working interest in the M. Dillon Lease (the “Lease”) and a working interest and net revenue interest in the Dillon #1 re-entry well (“Well”). The Well is located on approximately 204 acres in Pleasants County, West Virginia. Allied is the operator of the project with full control of all operations. The Company paid the total drilling and completion costs of $179,125 to earn in the Well and Lease a before payout working interest of seventy percent (70%) and net revenue interest of 59.08 (70% x 84.4%) and an after payout working interest of fifty percent (50%) and net revenue interest of 42.2% (50% x 84.4%). The Agreement also provides that the Company shall have the option to participate in the re-entry of sixteen additional wells owned by Allied in West Virginia.

ALAMO ENERGY CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2012 AND 2011

6.           OIL AND GAS PROPERTIES (Continued)

On September 3, 2010, the Company entered into a Subscription Agreement (the “Agreement”) with Berry Resources, Inc. (“Berry”), to purchase 6.5 units of the Berry Prospect #22-A, which includes two (2) wells to be drilled in North Central, Pickett County, Tennessee, in exchange for the Company’s cash payment of $97,500. Each unit is equal to approximately 3.33% working interest or approximately 2.33% net revenue interest in each of the two (2) wells to be drilled in North Central, Pickett County, Tennessee. The Agreement also provides for Berry and the Company to enter into an operating agreement whereby Berry will be designated the operator of the well.

On October 15, 2010, the Company entered into an amendment to the Agreement (“Amendment Agreement”) with Allied, the practical effect of which is that the Company replaced its participation in the Dillon #1 well with participation in the Goose Creek #4 well in Ritchie County, West Virginia. Specifically, the Amendment Agreement amended the following: (i) the Operating Agreement with respect to the Florence Valentine Lease, (ii) the Participation Agreement with respect to the reentry of the Dillon #1 well dated August 2, 2010, and (iii) the Joint Operating Agreement with respect to the M. Dillon Lease in Ritchie County, West Virginia dated August 2, 2010. The Amendment amends the Valentine JOA and the Dillon JOA to include Exhibit C which provides the accounting procedures for the operations. The Amendment also amends the Participation Agreement by replacing all references of the Dillon #1 well in Pleasant County, West Virginia, to the Goose Creek #4 well (API #47-082-06942) in Ritchie County, West Virginia. The Amendment also amends the Dillon JOA by replacing all references of the Dillon #1 well in Pleasant County, West Virginia, to the Goose Creek well #4 (API #47-082-06942). The Amendment also amends the Participation Agreement and the Dillon JOA to delete the Exhibit A to those agreements and replace it with the Exhibit A attached to the Amendment as Appendix 2. This Goose Creek #4 well is included in the Eco Forrest Lease, which is located on approximately 493 acres in Ritchie County, West Virginia.

On December 15, 2010, the Company exercised an option to participate in the recompletion of the well WVIC D-12 with Allied, pursuant to the Participation Agreement with Allied, as amended in the Amendment Agreement on October 15, 2010. The well WVIC D-12 is included in the Eco Forrest Lease, which is located on approximately 493 acres in Ritchie County, West Virginia. The Company is obligated to pay the total drilling and completion costs of $157,575 to earn in the well WVIC D-12 and Eco Forrest Lease a before payout working interest of seventy percent (70%) and net revenue interest of 59.08 (70% x 84.4%) and an after payout working interest of fifty percent (50%) and net revenue interest of 42.2% (50% x 84.4%).

On April 12, 2011, the Company acquired a 100% working interest and 72.5% net royalty interest in 4,040 gross acres in Knox County, Kentucky comprising of approximately 70 wells and related well equipment and gathering assets in connection with its acquisition of the KYTX entities as discussed above in Note 5.

The following table presents information regarding the Company’s net costs incurred in the purchase of proved and unproved properties and in exploration and development activities:

	April 30, 2012	April 30, 2011
Property acquisition costs:
Proved	$1,983,105	$1,435,725
Unproved	2,993,305	3,121,601
Exploration costs	42,628	128,991
Development costs	286,025	38,307
Totals	5,305,263	$4,724,624

ALAMO ENERGY CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2012 AND 2011

6.           OIL AND GAS PROPERTIES (Continued)

On October 28, 2011, the Company sold its 75% working interest in proved properties located in Frio County, Texas for $160,000.  Since this transaction did not result in a significant alteration to the Company’s cost pool, this amount reduced the Company’s proved property pool and accordingly, no gain or loss was recorded.

As of April 30, 2012 and 2011, the Company’s unproved properties consist of leasehold acquisition and exploration costs in the following geographical areas:

	2012	2011
Kentucky	$2,489,626	$2,655,629
West Virginia	332,625	332,625
Tennesee	97,500	97,500
Texas	74,154	35,847

Totals	$2,993,305	$3,121,601

The following table sets forth a summary of oil and gas property costs not being amortized as of April 30, 2012, by the year in which such costs were incurred:

	2012	2011	Prior

Acquisition costs	$2,661,280	$2,788,976	$303,968
Exploration costs	332,625	332,625	-

Total	$2,993,305	$3,121,601	$303,968

The Company believes that the majority of its unproved costs will become subject to depletion within the next five to ten years, by proving up reserves relating to the acreage through exploration and development activities, by impairing the acreage that will expire before the Company explore or develop it further, or by making decisions that further exploration and development activity will not occur.

ALAMO ENERGY CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2012 AND 2011
7.           PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following at April 30:

	2012	2011

Wells, machinery and equipment	$1,755,472	$1,736,385
Furniture, fixtures and office equipment	279,070	274,149
	2,034,542	2,010,534

Less: accumulated depreciation	(30,799)	(10,194)

	$2,003,743	$2,000,340

Depreciation expense was $20,605 and $10,194 for the years ended April 30, 2012 and 2011, respectively.

8.	SENIOR CONVERTIBLE PROMISSORY NOTES

In connection with the Asset Purchase Agreement on November 18, 2009, the Company entered into a Note and Warrant Purchase Agreement (First Financing Agreement) with Eurasian Capital Partners Limited (Eurasian) pursuant to which Eurasian agreed to lend up to $2,000,000 to the Company in multiple installments in exchange for senior secured convertible promissory notes that mature November 18, 2012, together with interest at 8% per annum, convertible at any time at the option of the holder, with a conversion price of $0.50 per share (the Conversion Feature) and five-year warrants to acquire shares of common stock at an exercise price of $1.00 per share (the Warrants) in the amount of each installment.

As of April 30, 2012, the Company had issued all $2,000,000 in senior convertible promissory notes along with 2,000,000 in warrants pursuant to the First Financing Agreement.

On April 12, 2011, the Company entered into an additional Note and Warrant Purchase Agreement (Second Financing Agreement) with Eurasian pursuant to which Eurasian agreed to lend up to $2,400,000 to the Company in multiple installments in exchange for senior secured convertible promissory notes that mature April 12, 2014, together with interest at 8% per annum, convertible at any time at the option of the holder, with a conversion price of $1.00 per share (the Conversion Feature) and five-year warrants to acquire shares of common stock at an exercise price of $1.25 per share (the Warrants) in the amount of each installment.

As of April 30, 2012, the Company had issued $860,000 in senior convertible promissory notes along with 860,000 in warrants pursuant the Second Financing Agreement.

On August 1, 2011, the Company closed a Securities Purchase Agreement with the purchasers identified therein (each a “Purchaser” and, collectively, the “Purchasers”) providing for the issuance and sale by the Registrant to the Purchasers of an aggregate principal value of approximately $1,310,621 of 5% original issue discount convertible debentures (the “Debentures”) and three series of warrants, the Series A Warrants, the Series B Warrants and the Series C Warrants, to purchase an aggregate of 2,621,241 shares of the Registrant’s Common Stock (collectively, the “Warrants” and the shares issuable upon exercise of the Warrants, collectively, the “Warrant Shares”), in exchange for the aggregate purchase price of approximately $1,114,000.

ALAMO ENERGY CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2012 AND 2011

8.   SENIOR CONVERTIBLE PROMISSORY NOTES (Continued)

The Debentures become due and payable two years from the date of issuance.  The Debentures may be converted at any time at the option of the Purchasers into shares of the Registrant’s common stock at a conversion price of $1.00 per share (the “Conversion Price”). On and after the earlier of (i) the Effective Date (as defined in the Registration Rights Agreement) or (ii) February 1, 2012 (such earlier date, the “Trigger Date”), the Conversion Price shall be reduced to the lesser of (x) the then Conversion Price, as adjusted and (y) the average of the volume weighted average price for the 10 trading days immediately following the Trigger Date, which shall thereafter be the new Conversion Price. The adjusted Conversion Price shall not be lower than $0.50.The Debentures bear interest at the rate of 5% per annum increasing to 18% in an event of default.  Interest is payable quarterly payable in cash or equity if certain conditions are met.  The Debentures will be unsecured, general obligations of the Registrant, and rank pari passu with the Registrant’s other unsecured and unsubordinated liabilities.  The Debentures are not subject to voluntary prepayment by the Registrant prior to maturity and are identical for all of the Purchasers except for principal amount.

Pursuant to the terms of the Securities Purchase Agreement, each Purchaser has been issued a Series A Warrant, a Series B Warrant and a Series C Warrant.  The Series A Warrants grant each Purchaser the right to purchase up to a number of shares of Common Stock equal to 50% of the shares underlying the principal amount of the Debenture issued to such Purchaser, have an exercise price of $1.25 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years.

The Series B Warrants grant each Purchaser the right to purchase up to a number of shares of Common Stock equal to 100% of the shares underlying the principal amount of the Debenture issued to such Purchaser, have an exercise price of $1.00 per share, are exercisable immediately upon issuance and have a term of exercise equal to twelve months. The Series C Warrants grant each Purchaser the right to purchase up to a number of shares of Common Stock equal to 50% of the shares underlying the principal amount of the Debenture issued to such Purchaser, have an exercise price of $1.25 per share, vest and are exercisable ratably commencing on the exercise of the Series B Warrants held by each Purchaser (or its assigns) and have a term of exercise equal to five years. In addition, on and after the earlier of (i) the Effective Date (as defined in the Registration Rights Agreement) or (ii) February 1, 2012 (such earlier date, the “Warrant Trigger Date”), the exercise price of each Warrant shall be reduced to the lesser of (x) the then exercise price for each Warrant, as adjusted, and (y) for Series A and Series C Warrants, 125% of the average of the VWAPs, and for Series B Warrants, 100% of the average of the VWAPs, for the 10 Trading Days immediately following the Warrant Trigger Date (the “Reset Exercise Price”) and the number of Warrant Shares issuable hereunder shall be increased such that the aggregate exercise price payable hereunder, after taking into account the adjustment to the Reset Exercise Price, shall be equal to the aggregate exercise price prior to such adjustment; provided, however, that such adjusted exercise price shall not be lower than $0.50 (subject to adjustment for forward and reverse stock splits and the like).

In connection with the Securities Purchase Agreement, each of the Registrant’s subsidiaries, KYTX Drilling Company, LLC, KYTX Oil and Gas, LLC, and KYTX Pipeline, LLC (collectively, the “Subsidiaries”), entered into a Subsidiary Guarantee dated July 26, 2011 (the “Subsidiary Guarantee”), pursuant to which the Subsidiaries jointly and severally guaranteed to the Purchasers and their respective successors and assigns, the prompt and complete repayment of the Debentures.

In connection with the Securities Purchase Agreement, the Company and the Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”).  Under the Registration Rights Agreement, the Company is required to file a registration statement within 45 days following such closing to register the resale of the shares underlying the Debentures and the Warrant Shares.  The Company filed a registration statement on August 18, 2011 which became effective on October 11, 2011.

ALAMO ENERGY CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2012 AND 2011

8.           SENIOR CONVERTIBLE PROMISSORY NOTES (Continued)

In addition, the Company entered into a Placement Agent Agreement whereby the Company, (a) paid placement agent fees equal to 7% of the aggregate gross proceeds raised in the private placement, (b) issued warrants to the placement agent to purchase 91,743 shares of the Company’s common stock, and (c) to reimburse the placement agent for certain expenses.

The assumptions used in the Black-Scholes option pricing model for the Warrants and Conversion Features of the convertible notes were as follows:

Risk-free interest rate	0.25% to 0.41%
Expected volatility of common stock	100.00%
Dividend yield	0.00%
Expected life of warrants and conversion feature	5 years
Weighted average warrants and conversion feature	$0.65 - $1.34

During the year ended April 30, 2012, certain Purchasers of the Company’s Debentures converted their outstanding balances of approximately $247,300 into 494,600 shares of the Company’s common stock.

9.           WARRANTS

A summary of warrant activity for the year ended April 30, 2012 is presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contract Term
Outstanding May 1, 2011	2,460,000	1.05	3.2 years
Issued	3,021,241	$1.14	2.1 years
Exercised	-	-
Outstanding, April 30, 2012	5,481,241	$1.10	2.6 years
Exercisable, April 30, 2012	5,841,241	$1.10	2.6 years

The Company has reserved shares for future issuance upon conversion of convertible notes payable and warrants as follows:

Conversion of notes payable	5,676,021
Warrants	8,995,150
Reserved shares at April 30, 2012	14,671,171

ALAMO ENERGY CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2012 AND 2011
10.         STOCK OPTION PLAN

On December 21, 2011, the Company’s Board of Directors approved the Alamo Energy Corp. 2011 Stock Option Plan (the “Plan”).  The Plan permits flexibility in types of awards, and specific terms of awards, which will allow future awards to be based on then-current objectives for aligning compensation with increasing long-term shareholder value.

The Board of Directors, acting as a compensation committee (the “Committee”) will generally administer the Plan. The Committee will have full power and authority to determine when and to whom awards will be granted, including the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the Plan.  In addition, the Committee has the authority to interpret the Plan and the awards granted under the Plan, and establish rules and regulations for the administration of the Plan.

Awards under the Plan may be granted to any person who is (i) an employee of the Registrant, (ii) a non-employee member of the Board of Directors or the board of directors of any subsidiary, or (iii) a consultant who provides services to the Company; provided that stock appreciation rights and non-qualified stock options shall be granted only to persons as to which the Company is the “service recipient,” as such term is defined in Section 409A of the Internal Revenue Code.

The Plan will terminate on December 21, 2021, unless all shares available for issuance have been issued, the Plan is earlier terminated by the Board or the Committee, or the Plan is extended by an amendment approved by the Company’s shareholders. No awards may be made after the termination date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the Plan prior to the termination date may extend beyond the end of such period through the award’s normal expiration date.

The aggregate number of shares of the common stock authorized for issuance as awards under the Plan is 7,500,000. The maximum aggregate number of shares of common stock subject to stock options, stock appreciation rights, restricted stock or stock unit awards which may be granted to any one participant in any one year under the Plan is 1,000,000.

Under the Plan, the Committee can grant stock options, stock appreciation rights, restricted stock, stock units and performance units. Awards may be granted alone, in addition to, or in combination with any other award granted under the Plan. Subject to the limitations set forth in the Plan, the terms and conditions of each award shall generally be governed by the particular document or agreement granting the award.

Unless otherwise provided by the Committee, awards under the Plan may only be transferred by will or the laws of descent and distribution. The Committee may permit further transferability pursuant to conditions and limitations that it may impose, except that no transfers for consideration will be permitted.

In the event of any stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar event, the Committee is entitled to appropriately and equitably adjust the number and kind of shares or other securities which are subject to the Plan or subject to any award under the Plan.

Subject to any restrictive terms which may be set forth in award agreements, in the event the Company is a party to a merger or other reorganization, outstanding awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation) for accelerated vesting and accelerated expiration, or for settlement in cash.

ALAMO ENERGY CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2012 AND 2011

10.         STOCK OPTION PLAN (Continued)

The Board may generally amend or terminate the Plan as determined to be advisable. Shareholder approval may also be required for certain amendments pursuant to the Internal Revenue Code, the rules of any market in which the Registrant participates, or rules of the Securities and Exchange Commission. No amendment or alteration of the Plan may be made which would impair the rights of any participant under any outstanding award, without such participant’s consent, provided that no consent is required with respect to any amendment or alteration if the Committee determines that such amendment or alteration is either:

●	required or advisable in order for the Company, the Plan or the award to satisfy any law or regulation or to meet the requirements of any accounting standard, or
●	not reasonably likely to significantly diminish the benefits provided under such award, or that any such diminishment has been adequately compensated.

As of April 30, 2012, the Company has not granted any options pursuant to the Plan to purchase shares of its common stock.

11.          SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (Unaudited)

The following reserve quantities and future net cash flow information for our proved reserves located in the United States have been estimated as of April 30, 2012.  The determination of oil and gas reserves is based on estimates, which are highly complex and interpretive. The estimates are subject to continuing change as additional information becomes available.

	Crude Oil (Bbls)	Natural Gas (Mcf)
PROVED DEVELOPED AND UNDEVELOPED RESERVES:

April 30, 2010	16,009	-

Revision of previous estimates
Purchase of reserves	19,558	12,355,996
Extensions, discoveries, and other additions	1,357	153,480
Sale of reserves
Production	(9,286)

April 30, 2011	27,638	12,509,476

Revision of previous estimates	18,151	(6,073,677)
Purchase of reserves
Extensions, discoveries, and other additions	4,814	10,547,460
Sale of reserves	(5,777)
Production	(1,807)	(124,216)

April 30, 2012	43,019	16,859,043

PROVED DEVELOPED RESERVES

April 30, 2010	8,804	-
April 30, 2011	10,651	1,608,975
April 30, 2012	26,167	2,578,660

None of the proved undeveloped oil reserves were converted during the year ended April 30, 2012 as the Company is reviewing the production performance and assessment of the remaining recoverable resources.  In addition, there were no proved undeveloped reserves over five (5) years.

ALAMO ENERGY CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2012 AND 2011

11.          SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (Unaudited) (Continued)

Standardized Measure

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves is as follows:

	Years Ended April 30,
	2012	2011
Future cash inflows	$71,668,651	$63,764,737
Future production costs	(22,027,861)	(15,628,515)
Future development costs	(17,582,000)	(14,103,000)
Future income tax expense		-
Future net cash flows	32,058,790	34,033,222
10% annual discount for estimated timing of cash flows	(28,454,210)	(27,184,770)
Standardized measure of discounted future net cash flow related to proved reserves	$3,604,580	$6,848,452

A summary of the changes in the standardized measure of discounted future new cash flow applicable to proved oil and natural reserves is as follows:

Change in Standardized Measure

	Years Ended April 30,
	2012	2011
Balance, beginning of period	$6,848,452	$328,686
Sales of oil and gas, net	(539,961)	(123,672)
Net change in prices and production costs	(3,863,187)	(18,886)
Net change in future development costs	(841,000)
Extensions and discoveries	871,780	187,002
Revisions of previous quantity estimates	220,272	(28,678
Previously estimated development costs incurred	580,639	-
Net change in income taxes		-
Accretion of discount	448,161	-
Purchase of minerals in place		6,504,000
Sales of reserves	(120,576)	-
Balance, end of period	$3,604,580	$6,848,452

ALAMO ENERGY CORP.
(An Exploration Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2012 AND 2011

11.          SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (Unaudited) (Continued)

The standardized measure of discounted future net cash flows as of April 30, 2012 and 2011 was calculated using the following Average Fiscal-Year prices:

	2012	2011
Average crude oil price per barrel	$88.59	$76.180
Average gas price per MCF	$4.025	$4.929

The standardized measure of discounted future net cash flows is provided using the 12-month unweighted arithmetic average. The oil price used as of April 30, 2012 was $88.59 per Bbl of oil and $4.025 per Mcf of gas. Future production costs are based on year-end costs and include severance and ad valorem taxes of approximately 4.5%. Each property that is leased by the Company is also charged with field-level overhead in the reserve calculation. The present value of future cash inflows is based on a 10% discount.

The Company used discounted future net cash flows, which is calculated without deducting estimated future income tax expenses, and the present value thereof as one measure of the value of the Company's current proved reserves and to compare relative values among peer companies without regard to income taxes.  While future net revenue and present value are based on prices, costs and discount factors which are consistent from company to company, the standardized measure of discounted future net cash flows is dependent on the unique tax situation of each individual company.  As of April 30, 2012, the present value of discounted future net cash flows and the standardized measure of discounted future net cash flows are equal because the effects of estimated future income tax expenses are zero.

12.         SUBSEQUENT EVENTS

On July 10, 2012, the Company entered into a third amendment to the Additional Shares Agreement dated April 12, 2011 with Range pursuant to which the Company agreed to extend the amount of time in which Range must provide notice of their election to adjust the per share price of the shares received pursuant to the Membership Interest Purchase Agreement dated April 12, 2011 from 240 calendar days to 330 calendar days.

On July 10, 2012, the Company participated in an oilfield equipment auction held by Kruse Energy and Equipment.  On August 6, 2012, the Company received $226,796, net of all expenses, for the equipment that was auctioned.

On August 1, 2012, the Company issued 16,724,329 shares to the Investors in exchange for all of the outstanding Discount Debentures and Series Warrants held by the Investors. The number of shares issued in exchange for the Discount Debentures was calculated by dividing the applicable principal and interest due on the Discount Debentures by the conversion rate of $0.07 per share. The number of shares issued in exchange for the Series Warrants was equal to the number of shares underlying the Series A Warrants.  Following such consummation, the Discount Debentures and the Series Warrants are no longer outstanding, and the Company extinguished $1,076,612.52 in principal and accrued and unpaid interest due under the Discount Debentures and 1,344,150 shares of common stock underlying the Series Warrants.

On August 1, 2012, the Company issued an aggregate of 523,483 shares of the Investors holding only Series A Warrants in exchange for the Series A Warrants held by those Investors. The number of shares issued in exchange for the Series A Warrants was equal to the number of shares underlying the Series A Warrants.  Following such consummation, the Series A Warrants are no longer outstanding, and the Company extinguished 523,483 shares of common stock underlying the Series A Warrants.

PROSPECTUS

11,575,000 SHARES OF COMMON STOCK

ALAMO ENERGY CORP.
10575 Katy Freeway, Suite 300
Houston, TX, 77024
Tel: (832) 436-1832

Until December 13, 2012, all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.